Exhibit 6.1

1ST STREIT OFFICE INC.

9595 Wilshire Blvd, Suite 800

Beverly Hills, California 90212

PROXY STATEMENT

FOR A SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 16, 2026

This Proxy Statement is being furnished to the stockholders of 1st stREIT Office Inc., a Maryland corporation (“1SO,” the “Company,” “we,” “us,” or “our”), in connection with the solicitation of proxies by the Board of Directors of 1SO (the “Board”) for use at the virtual Special Meeting of Stockholders of 1SO to be held on December 16, 2026, at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof (the “Special Meeting”).

At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the merger of 1SO with and into TH Abide LLC, a Delaware limited liability company (“TH Abide”), with TH Abide surviving as the surviving entity (the “Merger”), on the terms set forth in that certain Agreement and Plan of Merger, dated as of November 9, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among 1st stREIT Office Inc., TH Abide, and certain members of TH Abide named therein. If the Merger is completed, holders of 1SO common stock will be entitled to receive $7.00 in cash, without interest and subject to any applicable withholding taxes, for each share of 1SO common stock they hold.

The Board has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of 1SO and its stockholders, (ii) approved and adopted the Merger Agreement, and (iii) recommended that the stockholders of 1SO vote FOR the approval of the Merger.

In connection with its evaluation of the Merger Agreement, the Board considered, among other factors, four individual property appraisal reports prepared by Newmark Valuation & Advisory, LLC (“Newmark”), dated August 25, 2026 for Laumeier II and Laumeier IV and October 2, 2026 for The Allied Building and The MJ Building, each with a valuation date of July 1, 2026 (collectively, the “Third-Party Appraisal”).

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the virtual Special Meeting, we urge you to submit your proxy as promptly as possible. To vote, click [here] and input your name and unique control number provided in your email, or call 310-907-5527 and leave a message with your name, email address, 9-digit control number and your vote.

This Proxy Statement and the accompanying notice of Special Meeting have been emailed to stockholders on or about November 10, 2026.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the Merger, or passed upon the adequacy or accuracy of the disclosure in this Proxy Statement. Any representation to the contrary is a criminal offense.

This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or with respect to any person to whom, it is unlawful to make such solicitation.

The date of this Proxy Statement is November 10, 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of 1st stREIT Office Inc.:

NOTICE IS HEREBY GIVEN that a virtual Special Meeting of Stockholders (the “Special Meeting”) of 1st stREIT Office Inc., a Maryland corporation (“1SO”), will be held on December 16, 2026, at 10:00 a.m. Pacific Time, for the following purposes:

1.	Merger Proposal. To consider and vote upon a proposal to approve the merger of 1SO with and into TH Abide (the “Merger”) on the terms set forth in that certain Agreement and Plan of Merger, dated as of November 9, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among 1SO, TH Abide, and certain members of TH Abide named therein. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.

2.	Adjournment Proposal. To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes to approve the Merger at the time of the Special Meeting.

3.	Such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on November 9, 2026 (the “Record Date”) are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

The Board has approved and adopted the Merger Agreement and recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Your vote is important. To vote, click [here] and input your name and unique control number provided in your email, or call 310-907-5527 and leave a message with your name, email address, 9-digit control number and your vote. To participate in the live webcast of the Special Meeting, please send an email to equity@streitwise.com indicating that you would like to receive the link when available.

By Order of the Board of Directors,

Office of the Secretary

1st stREIT Office Inc.

Beverly Hills, California

November 10, 2026

TABLE OF CONTENTS

Section	Page

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	4
SUMMARY	7
SPECIAL FACTORS	10
RISK FACTORS	17
THE SPECIAL MEETING	20
THE MERGER	22
THE MERGER AGREEMENT	24
INFORMATION ABOUT 1SO’S PROPERTIES	32
INFORMATION ABOUT 1ST STREIT OFFICE INC.	33
INFORMATION ABOUT TH ABIDE	33
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	34
ADDITIONAL INFORMATION	39
ANNEX A	40

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions about the Special Meeting and the Merger. These questions and answers may not address all questions that might be important to you as a stockholder of 1SO. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement, and the documents referred to or incorporated by reference in this Proxy Statement.

Q: What is the purpose of the Special Meeting?

A: You are being asked to consider and vote upon a proposal to approve the Merger, pursuant to which 1SO will merge with and into TH Abide. Upon completion of the Merger, each share of 1SO common stock outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive $7.00 in cash, without interest (the “Merger Consideration”).

Q: Why is the Board recommending that I vote to approve the Merger?

A: The Board recommends that you vote “FOR” the Merger Proposal because it determined that the Merger is advisable, fair to, and in the best interests of 1SO and its stockholders. The Board considered a variety of factors in making its determination, including that the implied per share value of the Company, based on independently appraised “as is” market values of the 1SO Properties as of July 1, 2026, is less than the Merger Consideration; that the Merger provides immediate, certain cash liquidity to all stockholders at a defined price, eliminating the uncertainty and delays of the Company’s current share redemption program, which has a significant backlog of unfulfilled redemption requests; and that the Company’s prospects as a standalone platform are limited given ongoing office market headwinds and a declining pace of capital raising through its Regulation A program. The Board also considered the fact that, because the offer was submitted by Jeffrey Karsh, the Company’s chief executive officer and a director of the Company, Jeffrey Karsh recused himself from all deliberations and votes of the Board relating to the Merger. For a full description of the Board’s reasons and the factors it considered — including factors that weighed against the Merger, and a description of those potentially conflicting interests — see “Special Factors” beginning on page 10 of this proxy statement.

Q: What vote is required to approve the Merger?

A: Approval of the Merger requires the affirmative vote of holders of at least a majority of the outstanding shares of 1SO entitled to vote on the matter.

Q: Who is TH Abide?

A: TH Abide LLC is a Delaware limited liability company beneficially owned by Jeffrey Karsh; it is 99.95% owned by the Jeffrey Karsh Trust, for which Bruce Karsh (Jeffrey Karsh’s father) is trustee, and 0.05% owned by Jeffrey Karsh directly. Jeffrey Karsh is also the sole owner of Tryperion Holdings LLC, a California limited liability company (“Tryperion”), which is the Company’s sponsor and the parent company of the Company’s manager.

Q: What will I receive in the Merger?

A: If the Merger is completed, you will be entitled to receive $7.00 in cash, without interest, for each share of 1SO common stock that you own, subject to any applicable withholding taxes. You will no longer hold any shares of 1SO after the Merger is completed.

Q: Do I need to do anything with my shares right now?

A: No. Please do not attempt to transfer or submit your shares at this time. This Proxy Statement is being furnished to you solely for the purpose of soliciting your vote on the Merger Proposal at the Special Meeting. At this stage, the only action we are asking you to take is to vote. To vote, click [here] and input your name and unique control number provided in your email, or call 310-907-5527 and leave a message with your name, email address, 9-digit control number and your vote.

1SO’s shares are held in uncertificated, book-entry form; there are no physical stock certificates. You do not need to locate or send in any certificate. If the Merger is completed, the Paying Agent will send a letter of transmittal and instructions within two business days after the Effective Time. To receive payment, you must comply with the applicable instructions for your book-entry shares, including completing and signing the letter of transmittal and providing any other required documents. Payment will be made within five business days after the later of the Effective Time or the Paying Agent’s receipt of your shares and compliance with the applicable procedures. Payment for book-entry shares will be made only to the registered holder.

If you have questions about the number of shares you hold, please log in to your investor portal.

Q: What happens to 1SO after the Merger?

A: Following the Merger, 1SO will cease to exist as a separate entity. TH Abide will succeed to 1SO’s interests in the Operating Partnership, which will continue to hold the property portfolio consisting of Laumeier II, Laumeier IV, The Allied Building and The MJ Building. The limited partners’ OP Units will remain outstanding and will not be converted into Merger Consideration.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held virtually on December 16, 2026, at 10:00 a.m. Pacific Time. To participate in the live webcast of the Special Meeting, please send an email to equity@streitwise.com indicating that you would like to receive the link when available.

Q: Who is entitled to vote at the Special Meeting?

A: Stockholders of record as of the close of business on November 9, 2026, the Record Date, are entitled to vote at the Special Meeting. As of the Record Date, there were 1,798,167 shares of 1SO common stock outstanding and entitled to vote.

Q: How do I vote?

A: If you are a stockholder of record as of the Record Date, you may vote your shares by clicking [here] and following the instructions to input your name and the unique control number provided in your email. For a full description of voting procedures, including deadlines, how to revoke or change your proxy, and the effect of not voting or submitting a blank proxy, see “The Special Meeting — Voting of Proxies” on page 20 of this proxy statement.

Q: Can I change my vote after I have submitted a proxy?

A: Yes. You may revoke your proxy at any time before it is exercised at the Special Meeting by notice in writing by sending an email to equity@streitwise.com. See “The Special Meeting — Revocability of Proxies.”

Q: What if I do not vote or I abstain?

A: Because approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of 1SO common stock entitled to vote, your failure to vote, whether due to not voting online, calling, or abstaining, will have the same practical effect as a vote “AGAINST” the Merger Proposal. See “The Special Meeting — Vote Required.”

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Q: Do I have dissenters’ rights?

A: No. No dissenters’ or appraisal rights are available to holders of 1SO’s common stock with respect to the Merger, including any remedy under Sections 3-201 et seq. of the Maryland General Corporation Law. Accordingly, if the Merger is consummated, holders of 1SO’s common stock who do not vote in favor of the Merger will not be entitled to seek appraisal of their shares or to receive any consideration other than the Merger Consideration of $7.00 per share in cash, without interest, subject to any applicable withholding taxes.

Q: What are the U.S. federal income tax consequences of the Merger to me?

A: The receipt of cash in exchange for your shares of 1SO in the Merger will generally be a taxable transaction for U.S. federal income tax purposes to the extent that the consideration received exceeds your basis in your shares. The specific tax consequences will depend on your particular circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger. For more information, see “Material U.S. Federal Income Tax Consequences” beginning on page 34.

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SUMMARY

The following summary highlights selected information contained in this Proxy Statement and may not contain all information that is important to you. You should carefully read this entire Proxy Statement, including the annexes and the other documents referred to herein, before voting. See also “Where To Find Additional Information.”

The Parties

1st stREIT Office Inc. 1st stREIT Office Inc. is a Maryland corporation headquartered at 9595 Wilshire Blvd, Suite 800, Beverly Hills, California 90212. 1SO owns a portfolio of office properties consisting of Laumeier II, Laumeier IV, The Allied Building, and The MJ Building (collectively, the “1SO Properties”). 1SO’s securities were offered and sold pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended, and 1SO maintains ongoing reporting obligations with the Securities and Exchange Commission (the “SEC”) as a Tier 2 Regulation A reporting company.

TH Abide LLC. TH Abide is a Delaware limited liability company beneficially owned by Jeffrey Karsh. TH Abide was formed solely to engage in the Merger and related transactions and is classified as a partnership for U.S. federal income tax purposes. Jeffrey Karsh is the sole owner of Tryperion. Tryperion is the Company’s sponsor and the parent company of the Company’s manager.

The Merger

Pursuant to the Merger Agreement, 1SO will merge with and into TH Abide, with TH Abide surviving as the surviving entity, and the separate corporate existence of 1SO will cease. At the time that the Merger becomes effective (the “Effective Time”), each outstanding share of 1SO common stock will automatically be converted into the right to receive $7.00 in cash, without interest and subject to any applicable withholding taxes, and each such share will be cancelled and will cease to exist. Any shares of 1SO common stock held by TH Abide or any of its subsidiaries will be cancelled at the Effective Time for no consideration.

Following the Merger, 1SO will cease to exist as a separate entity, its stockholders will have no further equity interest in 1SO or its property portfolio, and 1SO will terminate its Regulation A reporting obligations with the SEC.

Merger Consideration

If the Merger is completed, you will be entitled to receive $7.00 in cash, without interest, for each share of 1SO common stock that you hold as of immediately prior to the Effective Time, other than shares held by TH Abide or its subsidiaries, subject to applicable withholding taxes. The aggregate cash Merger Consideration will equal $7.00 multiplied by the number of shares entitled to receive payment at the Effective Time. The Merger Consideration is an equity payment and is distinct from the value of the Company’s real estate assets and the mortgage debt encumbering those assets.

Recommendation of the Board

The Board has (i) determined that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of 1SO and its stockholders, (ii) approved and adopted the Merger Agreement, and (iii) recommends that you vote “FOR” the approval of the Merger. For a description of the factors considered by the Board in reaching its recommendation, see “Special Factors — Reasons for the Merger; Recommendation of the Board.”

Third-Party Appraisal

In connection with its evaluation of the Merger, the Board considered, among other factors, the Third-Party Appraisal prepared by Newmark, an unaffiliated valuation and advisory firm with extensive experience in appraising properties similar to the 1SO Properties. Newmark was engaged by the Board to estimate the market value of each of the 1SO Properties. The appraisal fee paid by the Board to Newmark for the Third-Party Appraisal was not contingent upon any predetermined value or on any action or event resulting from the analysis, opinions, conclusions, or use of the Third-Party Appraisal. The Board obtained the Third-Party Appraisal to assist it in connection with its internal business decisions regarding the Merger and in evaluating the proposed price to be paid in the merger. Newmark’s appraisal is not a recommendation of the Merger. None of the Company, TH Abide, Tryperion or Jeffrey Karsh are affiliated with or have any economic interest in Newmark.

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Newmark determined that the individual appraised “as is” market values of the leased fee interests in the 1SO Properties as of July 1, 2026 totaled $73,075,000. These property values reflect a third party view of the gross property value and do not represent the equity value of the Company or a value per share of its common stock.

Interests of 1SO’s Directors and Officers

Stockholders should be aware that certain of 1SO’s directors and officers have interests in the Merger that may be different from, or in addition to, the interests of 1SO’s stockholders generally. Most significantly, TH Abide, the buyer in the Merger, is beneficially owned by Jeffrey Karsh. Jeffrey Karsh is the sole owner of Tryperion. Certain friends and family members of Jeffrey Karsh hold shares of Company common stock entitled to vote at the Special Meeting, and Tryperion serves as the Company’s sponsor and, through its wholly-owned subsidiary SW Manager, LLC, as the Company’s external manager, responsible for implementing the Company’s investment strategy and managing its day-to-day operations. As the Company’s Chief Executive Officer and Chief Investment Officer, Jeffrey Karsh is, in effect, on both sides of the transaction. The Karsh family collectively holds a dominant beneficial economic interest in the entity being sold. Karsh-related holders will retain OP Units after the Merger, and directors and officers will receive continuing indemnification, advancement and insurance protections under the Merger Agreement. In addition, consummation of the Merger will result in the termination of the management agreement between the Company and its manager, and the cessation of the ongoing asset management fee currently payable to the manager at an annualized rate of 2.00% of the Operating Partnership’s NAV. The Board was aware of these potential conflicts of interest and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in making its recommendation to stockholders. Jeffrey Karsh recused himself from all Board deliberations or votes regarding the Merger. For a full description of these interests, see “Special Factors — Interests of 1SO’s Directors and Officers in the Merger” beginning on page 14 of this proxy statement.

Required Vote

Approval of the Merger requires the affirmative vote of a majority of all outstanding shares of 1SO entitled to vote on the matter, as required by Maryland law and 1SO’s charter.

Dissenters’ Rights

No dissenters’ or appraisal rights will be available to stockholders of 1SO in connection with the Merger or the other transactions contemplated by the Merger Agreement, including any remedy under Sections 3-201 et seq. of the Maryland General Corporation Law (the “MGCL”). As a result, holders of 1SO’s common stock will not be entitled to demand appraisal of the fair value of their shares or to seek any remedy under the MGCL’s dissenters’ rights provisions, regardless of whether they vote in favor of or against the approval of the Merger. The sole consideration to which stockholders will be entitled upon consummation of the Merger is the Merger Consideration of $7.00 per share in cash, without interest and subject to any applicable withholding taxes.

Tax Consequences

The parties intend that, for U.S. federal and applicable state income tax purposes, the Merger be treated as a taxable sale by 1SO of all of its assets to TH Abide in exchange for the Merger Consideration and the assumption of 1SO’s liabilities, followed by a liquidating distribution of the Merger Consideration to 1SO’s stockholders pursuant to Sections 331 and 562 of the Code, and that the Merger Agreement be adopted as a “plan of liquidation” of 1SO for U.S. federal income tax purposes. The receipt of the Merger Consideration will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the specific tax consequences applicable to you. See “Material U.S. Federal Income Tax Consequences.”

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Conditions to Closing

The completion of the Merger is subject to closing conditions, including approval by holders of a majority of the outstanding shares of Company common stock entitled to vote; the absence of legal prohibitions; the accuracy of representations and warranties and performance of covenants under the standards specified in the Merger Agreement; the absence of a Company Material Adverse Effect; receipt of certain specified consents, including from the Company’s existing mortgage lenders; the absence of specified weather- or natural-disaster damage exceeding $10 million after expected insurance recovery, excluding deductibles; delivery of a non-foreign affidavit; and delivery of evidence of required Section 754 tax elections. See “The Merger Agreement — Conditions to the Merger” beginning on page 29 of this proxy statement.

Anticipated Closing

The Merger will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland and the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such subsequent date and time as may be agreed by the parties. The closing is expected to take place on the third business day after the satisfaction or waiver of all conditions set forth in the Merger Agreement. The parties anticipate that the Merger will be completed during the first quarter of 2027.

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SPECIAL FACTORS

Background of the Merger

The following is a summary of the material events leading to the execution of the Merger Agreement. The Board believes that this summary includes all material factors considered in connection with the Merger, but it does not purport to describe every conversation or communication among members of the Board, the Company’s management, or their respective advisors.

Preliminary Discussions and Initial Expression of Interest. After the quarterly Board Meeting held on March 16, 2026, Jeffrey Karsh, in his capacity as Chief Executive Officer and Chief Investment Officer of the Company, communicated to the other members of the Board that he was interested in exploring a potential acquisition of the 1SO Properties, and that he intended to submit a formal proposal. Mr. Karsh did not present a formal bid or specify a proposed purchase price at that time.

Recusal of Jeffrey Karsh and Retention of Separate Counsel. Following this communication, and recognizing that Mr. Karsh’s interest in pursuing the potential acquisition created a direct conflict of interest with his role as Chief Executive Officer and a director of 1SO, the Board determined that Mr. Karsh should be, and Mr. Karsh agreed to be, recused from all further Board deliberations and discussions regarding the proposed transaction and any related matters. From that point forward, Mr. Karsh did not participate in any Board meeting, deliberation, or vote concerning the proposed transaction. The Board also required Mr. Karsh to retain legal counsel separate from, and independent of, the Company’s legal counsel to represent his interests and the interests of any acquisition entity in connection with the proposed transaction. The non-recused members of the Board, Justin Fromm and Greg Rollman, conducted all further deliberations with respect to the proposed transaction, with the assistance of the Company’s legal advisors.

Acting without the participation of Mr. Karsh, who was recused, Messrs. Fromm and Rollman engaged independent legal counsel on behalf of the Company and negotiated the terms of the Merger Agreement, including after rejecting Mr. Karsh’s initial proposal as inadequate, submitting a counter-proposal seeking higher consideration, and engaging an independent and unaffiliated third-party appraiser to conduct a formal appraisal of the 1SO Properties, each as described in more detail below. The Board considered whether to take the additional step of forming a formal special committee of independent directors to oversee this process, but determined that doing so was not necessary or in the best interests of stockholders under the circumstances. Given that Mr. Karsh had been fully recused from all deliberations and had retained separate legal counsel to represent his interests and those of TH Abide, the Board concluded that the procedural protections already in place were sufficient to permit Messrs. Fromm and Rollman to conduct a meaningful and independent evaluation of the proposed transaction. The Board also considered that the costs and delays associated with establishing a formal special committee, and the limited size of the Board, counseled in favor of proceeding without a formal special committee structure. Messrs. Fromm and Rollman are not affiliated with and have no economic interest in TH Abide; however, Mr. Rollman is employed by Tryperion, which is controlled by Jeffrey Karsh, and Mr. Fromm is a personal friend of Jeffrey Karsh and has worked with Tryperion in his capacity as owner of his own real estate consulting business (these relationships are described more fully under “Interests of 1SO’s Directors and Officers in the Merger”). The Board determined it was highly unlikely that the Company could find one or more new individuals, with no prior affiliations to the Karsh family, Tryperion or the Company, willing to join the Board and that efforts to do so would likely increase the level of transaction costs, which would likely reduce the ultimate consideration to stockholders.

Evaluation of the Initial Proposal; Request for Increased Consideration. Following his recusal, on April 22, 2026, Mr. Karsh, acting through TH Abide, submitted a written proposal to acquire 100% of the outstanding shares of 1SO common stock at a purchase price of $74,200,000. The non-recused members of the Board reviewed and evaluated Mr. Karsh’s initial proposal. After discussion, the non-recused directors determined that the initial proposed price did not adequately reflect the value of the Company’s portfolio and was not in the best interests of the Company’s unaffiliated stockholders. Accordingly, on May 19, 2026, the non-recused members of the Board submitted a counter-proposal of $80,000,000 to Mr. Karsh.

Revised Proposal. On May 22, 2026, Mr. Karsh, acting on behalf of TH Abide, submitted a revised proposal to the Board, increasing the proposed purchase price to a total enterprise value of approximately $77,300,000. The Board acknowledged receipt of the revised proposal and determined to proceed with further diligence before agreeing to proceed.

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Engagement of Appraiser; Valuation Process. In connection with its evaluation of the revised proposal, the Board determined to engage an independent appraiser to assist in assessing the fair market value of the Company’s real property portfolio. On July 2, 2026, after reviewing several bids from multiple vendors, the Board, on behalf of the Company, engaged Newmark to conduct an independent appraisal of each of the 1SO Properties. The Board selected Newmark based on its experience in appraising commercial real estate assets of a similar type and size. Although Tryperion and Jeffrey Karsh had previously dealt with Newmark in the ordinary course of business, the Board determined that those prior relationships were not material and would not adversely affect Newmark’s ability to provide objective appraisals of the 1SO Properties. Newmark is not affiliated with Mr. Karsh, TH Abide, or Tryperion. Newmark was compensated on a fixed-fee basis for its services and its compensation was not contingent on the consummation of the Merger or the conclusions reached in the appraisal.

On July 31, 2026, Newmark provided draft appraisals reflecting an aggregate “as is” market value of the leased fee interests in the 1SO Properties of $69,775,000. The Board reviewed and discussed the draft appraisals with Newmark, including identifying assumptions that the Board believed warranted reconsideration. Following those discussions and revisions by Newmark to certain assumptions, Newmark delivered its individual property appraisal reports for Laumeier II and Laumeier IV on August 25, 2026, and for The Allied Building and The MJ Building on October 2, 2026. The reports concluded that the individual “as is” market values of the leased fee interests in the 1SO Properties as of July 1, 2026 totaled $73,075,000. The Board reviewed and considered Newmark’s findings in connection with its further deliberations regarding the proposed transaction.

No Broader Sale Process. Having engaged Newmark to conduct a formal appraisal of the 1SO Properties, and having received an appraisal reflecting estimated fair market values that the non-recused members of the Board found credible and reliable as a basis for evaluating the adequacy of the proposed Merger Consideration, the non-recused members of the Board determined that they had a sound, independent basis on which to assess whether the Merger was in the best interests of 1SO’s stockholders without the need to conduct a broader sale or marketing process. The non-recused members carefully considered whether to solicit indications of interest from third parties before entering into the Merger Agreement, but concluded not to do so given the particular characteristics of the Company's situation, including the nature and composition of the 1SO portfolio, the limited pool of likely acquirers for an externally managed, non-traded REIT of this type, the likely increased expense and timing delays involved in such a process, the risk that the pending offer could be withdrawn during an extended marketing process and the risks to stockholder value posed by a prolonged and uncertain marketing process. The full reasoning underlying this determination is described under “— Reasons for the Merger; Recommendation of the Board” below.

Negotiation of Merger Agreement; Execution. Following the Board’s determination to proceed on the basis of the revised proposal and the findings of the appraisal, the parties and their respective legal counsel negotiated the terms of the Merger Agreement over a period of approximately 18 weeks. On November 6, 2026, the non-recused members of the Board met to consider the final terms of the Merger Agreement. At that meeting, the Board, excluding Mr. Karsh, who was recused, determined that the Merger, the Merger Agreement, and the transactions contemplated thereby were fair to, and in the best interests of, the Company and its unaffiliated stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and resolved to recommend that stockholders vote in favor of the Merger. The Merger Agreement was executed by the parties on November 9, 2026.

Reasons for the Merger; Recommendation of the Board

In reaching its determination that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of 1SO and its stockholders, the Board considered a number of factors, including the following:

Limited Scale and Concentration of the Company’s Portfolio. The Board considered the current composition and strategic limitations of 1SO’s portfolio. The Company was formed to acquire and manage a diversified portfolio of commercial office properties, using substantially all net offering proceeds to build that portfolio. However, as of June 30, 2026, the Company owned only 400,205 rentable square feet of office space, comprising one property (two buildings) in St. Louis, Missouri and two properties in Carmel, Indiana. The Board recognized that this three-property portfolio represents a level of concentration materially below what the Company originally envisioned, and that all of the Company’s revenue is generated from these three properties, such that any adverse events affecting those properties or their tenants would have a disproportionate adverse effect on the Company’s operations and cash available for distributions. The Board further considered the Company’s geographic concentration risk in St. Louis and Carmel, and that adverse economic, competitive, or regulatory developments in either of those markets could negatively affect the Company’s results and its ability to make distributions.

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Constraints on Capital Raising, Growth, and Property Funding.

The Board considered the Company’s diminishing ability to raise additional equity capital through its Regulation A offering program and the structural constraints that have limited its ability to build a scalable platform. The Board noted that the Company’s capital-raising efforts were significantly impacted by the COVID-19 pandemic, which accelerated a structural decline in demand for office space that has been particularly pronounced in the St. Louis market. This deterioration in the office real estate environment contributed to a reduction in the Company’s net asset value, further undermining investor appetite and the Company’s ability to attract new capital. The Board considered that Regulation A offering limits, the best-efforts structure of the Company’s offerings, and the restriction of its current offering to existing investors constrain its ability to raise additional capital. Even if the Company raises the maximum offering amount, it may be unable to build a sufficiently diversified portfolio; raising less would further limit new investments, increase concentration risk, and cause fixed operating expenses to represent a larger percentage of gross income. Compounding these concerns, the Board considered that upcoming lease renewals at the MJ and Allied buildings are expected to require several million dollars in capital expenditures, including tenant improvement allowances and leasing commissions. Funding these expenditures could require the reinvestment of property cash flow, potentially necessitating the suspension of stockholder redemptions and dividend distributions, as well as additional equity or debt financing. The Board viewed the prospects for raising additional equity as limited and recognized that additional debt financing might not be available on acceptable terms or at all. If sufficient capital were unavailable, the Company could be unable to offer competitive tenant improvement allowances or pay leasing commissions necessary to retain existing tenants or attract new tenants, potentially reducing occupancy, cash flow, and property values. Against this backdrop, the Board concluded that the prospects for building a meaningfully larger and more competitive office REIT platform through continued reliance on retail Regulation A capital raising are limited.

Structural Headwinds Facing the Office Market. The Board considered significant and continuing headwinds affecting the commercial office sector. Sustained shifts in work preferences and space utilization toward hybrid or remote work models could decrease overall demand for workplaces and negatively impact market rents and the value of office properties. More specifically, trends such as work-from-home arrangements, flexible schedules, teleconferencing, shared office space, and co-working could erode office demand over time and place sustained pressure on occupancy rates, rental rates, and property valuations. The Board considered that these structural demand shifts are likely to persist over the long term, further limiting the Company’s growth prospects and the likelihood that conditions for a standalone continuation of the Company’s business plan would improve meaningfully.

Absence of a Trading Market; Illiquidity of Stockholders’ Investment. The Board considered the significant liquidity constraints facing 1SO’s stockholders. The Company’s common stock is not listed on any national securities exchange or other trading market, and the Company has no obligation to pursue a listing at any time. As a result, there is currently no public market for the shares and there may never be one, making it potentially difficult for stockholders to sell shares promptly or at all and possibly only at a discount to the offering price, with the Company’s redemption plan restrictions further limiting liquidity. The Board considered this to be a material disadvantage for stockholders when compared to the immediate, certain cash liquidity that the Merger Consideration would provide.

Significant Redemption Backlog. The Board considered that the Company’s share redemption program has been insufficient to satisfy stockholder demand for liquidity. As of June 30, 2026, approximately 913,237 shares — representing approximately 40.3% of all shares issued — had been submitted for redemption, of which 458,643 shares (20.3% of shares issued) had been redeemed, with the Company acknowledging that it may take several quarters, and potentially several years, to redeem shares in full at the annual cap of 5.0% of weighted average shares outstanding. The Board concluded that the pace of redemptions under the current plan would leave a large number of stockholders unable to liquidate their investment on a reasonable timeline absent a strategic transaction.

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Favorable Valuation Relative to Fair Market Value; Certainty and Immediacy of Cash Consideration. The Board considered that the implied per share value of the Company, based on independently appraised “as is” market values of the 1SO Properties as of July 1, 2026 is less than the Merger Consideration. The Board also weighed the limitations of the Company’s internally determined NAV as a measure of realizable value. The Company’s most recently determined NAV was $6.96 per share as of March 31, 2026. However, the Board considered that NAV is calculated by the Company’s manager using methodologies involving judgments and assumptions and may not reflect the price that would be paid in an arm’s-length market transaction, with the potential for disparities among redeeming, purchasing, and non-transacting stockholders. Furthermore, while the Company has historically disclosed that NAV is not intended to comply with GAAP fair value standards, the Board noted that, following the reduction in share price in connection with the sale of the Panera-tenanted property, the Company believes its current NAV is broadly consistent with GAAP fair value. Nevertheless, material events between quarterly calculation dates may not be immediately reflected in the stated NAV. Against this backdrop, the Board viewed the Newmark-supported pricing in the Merger Consideration as providing a more reliable measure of value for stockholders than continued reliance on a quarterly NAV determination.

Consistency With the Company’s Anticipated Strategic Alternatives. The Board considered that pursuing a merger is consistent with the strategic path the Company has previously contemplated and disclosed to stockholders. The Company has disclosed that, subject to market conditions, it may consider alternatives to provide liquidity within approximately ten years from completion of the offering, which could include a sale or partial sale of assets, a sale or merger of the Company, consolidation with other companies managed by affiliates, or a listing on a national securities exchange. The Board considered that, while the Company is not required to effectuate a liquidity event by any specific date, delays in pursuing a liquidity transaction could result in stockholders holding an illiquid investment for an indefinite and potentially extended period. The Board concluded that current market conditions — including the availability of the proposed cash transaction — represent a favorable window to provide timely liquidity to stockholders, and that further delay carries meaningful risk of less favorable outcomes as office market conditions, capital-raising prospects, and the competitive environment continue to evolve.

Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, including the ability of the Board, prior to receipt of the required stockholder approval and subject to compliance with the terms of the Merger Agreement, to consider and respond to unsolicited competing proposals and, if the Board determines it is required by its fiduciary duties, to change its recommendation to stockholders or terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (subject to payment of the Company Termination Fee), all as described in more detail below under “The Merger Agreement.” The Board also considered the provisions of the Merger Agreement requiring TH Abide to pay the Buyer Termination Fee in specified circumstances attributable to TH Abide’s failure to consummate the Merger, and the absence of any financing condition. See “The Merger Agreement.”

Factors Considered Against the Merger. The Board also considered a number of factors weighing against the Merger, including: that stockholders will receive cash consideration and will not participate in any potential future appreciation in the value of the Company’s portfolio; that the Merger is a taxable transaction that may result in gain or loss to stockholders depending on their tax basis in their shares; that the Board did not conduct a formal market check or solicit competing bids, meaning there can be no assurance that the Merger Consideration represents the highest price obtainable in a fully competitive process, and did not obtain a fairness opinion from an investment banking firm; that the Merger Agreement’s no-shop covenant and Company’s termination fee obligation may deter third parties from making competing proposals and limit the Board’s flexibility to pursue alternatives; and that significant conflicts of interest exist because Tryperion simultaneously serves as the Company’s Sponsor and external Manager and its principal, Jeffrey Karsh, serves as the Company’s Chief Executive Officer. Although no formal special committee of independent directors was established, Jeffrey Karsh was recused from all Board deliberations regarding the Merger. The two members of the Board who participated in deliberations regarding the Merger were Justin Fromm and Greg Rollman. The Board noted that Mr. Rollman is employed by Tryperion, which is controlled by Jeffrey Karsh. Mr. Fromm is not employed by Tryperion; however, Mr. Fromm is a personal friend of Jeffrey Karsh and, in his capacity as the owner of an independent real estate consulting business, Mr. Fromm has worked with Tryperion in a consulting capacity; see “Interests of 1SO’s Directors and Officers in the Merger.” The Board believed that these risks and potentially negative factors were outweighed by the potential benefits of the Merger, and concluded that, on balance, the Merger is in the best interests of 1SO and its stockholders.

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The Board recommends that you vote “FOR” the approval of the Merger.

Newmark Third-Party Appraisal Report

In connection with the Merger, the Board engaged Newmark to conduct an independent third-party appraisal of the 1SO Properties, which the Board determined provided an adequate analytical foundation for evaluating the Merger Consideration without the need to also obtain a separate fairness opinion from an investment banking firm. In reaching this determination, the Board considered that: (i) the aggregate transaction value is less than $100 million, which is significantly smaller than transactions that customarily engage investment banking firms to render fairness opinions; (ii) the cost of obtaining a fairness opinion would be substantial and would directly reduce the proceeds available for distribution to stockholders; and (iii) an independent third-party appraisal, which forms the analytical foundation of any fairness opinion, was already being obtained from Newmark, with the primary incremental cost of a formal fairness opinion representing compensation to the rendering firm for the liability it assumes in permitting its opinion to be published. For these reasons, the Board determined that the cost of a fairness opinion was not justified and would not be in the best interests of stockholders. In lieu of a fairness opinion, the Board considered, among other factors, the Third-Party Appraisal of the 1SO Properties prepared by Newmark, which assessed the fair market value of the 1SO Properties as of July 1, 2026. Stockholders should be aware that the Third-Party Appraisal does not address the fairness of the Merger Consideration from a financial point of view to 1SO’s stockholders in the same manner as a fairness opinion from an investment banking firm would. The Board was aware of this limitation in determining that the Third-Party Appraisal, together with the other factors described below, provided an adequate basis for its recommendation.

The Third-Party Appraisal consists of four individual property appraisal reports, dated August 25, 2026 for Laumeier II and Laumeier IV and October 2, 2026 for The Allied Building and The MJ Building. Newmark’s conclusions as to the “as is” market value of the leased fee interest in each property as of July 1, 2026 were as follows:

Property	Appraised Value
Laumeier II	$8,375,000
Laumeier IV	$4,750,000
The Allied Building (Allied Solutions)	$38,925,000
The MJ Building (Midtown III)	$21,025,000
Total	$73,075,000

Newmark used the income capitalization approach, employing discounted cash flow analyses, and the sales comparison approach, giving greatest weight to the income capitalization approach. The analyses considered projected rental income, occupancy, lease expirations, operating expenses and leasing costs, together with market-derived discount and terminal capitalization rates.

The reports are subject to assumptions and limiting conditions, including extraordinary assumptions regarding the accuracy of property and financial information supplied by the Company. Newmark did not physically inspect the properties. Changes in that information or the assumptions could materially affect the conclusions. The appraised values are estimates as of July 1, 2026 and do not assure prices obtainable in a sale. The reports do not determine the Company’s equity value, a value per share, or the fairness of the Merger Consideration to stockholders.

Interests of 1SO’s Directors and Officers in the Merger

Stockholders should be aware that, as the beneficial owner of TH Abide, the interests of Jeffrey Karsh in the Merger are materially different from, and potentially in conflict with, those of 1SO’s unaffiliated stockholders in the following respects:

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Jeffrey Karsh’s Dual Role as CEO of 1SO, Principal of the Buyer, and Controlling Person of the Sponsor and Manager. Jeffrey Karsh serves as Chief Executive Officer and Chief Investment Officer of 1SO and is simultaneously a principal of TH Abide, the buyer in the Merger. Mr. Karsh is the owner of Tryperion, the Company’s current sponsor (the “Sponsor”), following a reorganization on May 31, 2022 in which 100% of the interests in SW Manager, LLC (the “Manager”) were assigned from Tryperion Partners, LLC (the “Original Sponsor”) to Tryperion. Tryperion also serves as the parent company of the Manager, the Company’s external manager. As an executive officer of the Manager, Mr. Karsh participates in managing the Company’s day-to-day affairs, including overseeing the review, selection, and recommendation of investment opportunities, servicing acquired investments, and monitoring the performance of those investments. More broadly, pursuant to the management agreement, the Manager implements the Company’s business strategy and performs substantially all day-to-day operational functions, including determining investment strategy and guidelines in conjunction with the Board, sourcing and executing investments, asset sales and financing, and performing financial and accounting functions. Mr. Karsh’s compensation for services performed for the Company is paid by the Sponsor, not directly by the Company, and the agreements and arrangements between such parties are not the result of arm’s-length negotiations with an unaffiliated third party. As a result of the foregoing, Mr. Karsh occupies a position on both sides of the Merger transaction and, through his control of the Manager, has had significant influence over the Company’s day-to-day operations and strategic direction, including the timing and manner in which the Board was presented with the opportunity to consider the Merger. Accordingly, Mr. Karsh has interests in the Merger that may differ materially from those of the Company’s unaffiliated stockholders.

Ownership and Economic Interests. The Original Sponsor owns 7,500 shares of the Company’s common stock, purchased in two private placements at the initial price of $10.00 per share for net proceeds to the Company of $75,000. In addition, as of the date of this proxy statement, Jeffrey Karsh is the beneficial holder of 515,681 units of limited partnership interest in the Company’s Operating Partnership (“OP Units”), representing a 9.2% beneficial interest in the Operating Partnership on a fully diluted basis. In aggregate, Jeffrey Karsh, the principal of the Sponsor and the Company’s Chief Executive Officer and Chief Investment Officer, has invested more than $20 million in the Company. In accordance with the Company’s charter, the Board of Directors has granted the Karsh family a waiver from the otherwise applicable 9.0% ownership limit. The Karsh family, through their combined OP Unit holdings, are the dominant beneficial interest holders in the Operating Partnership, which holds substantially all of the Company’s assets. OP Units do not have the right to vote in stockholder votes of the Company. Although the Karsh family has the right to redeem their OP Units into cash or, at the Company’s option, shares of 1SO common stock, they did not do so prior to the Record Date. As a result, the Karsh family’s substantial beneficial economic interest in the Company does not translate into voting power at the Special Meeting. As the owners of TH Abide, the buyer in the Merger, the Karsh family will benefit from acquiring the Company’s portfolio at the negotiated Merger Consideration, which may or may not reflect the price that would result from a fully arm’s-length competitive sales process in which no affiliate of the buyer was also controlling the seller’s management function. The Karsh family will continue to hold an equity stake in the enterprise that will own the 1SO Properties after the Merger closes, and will therefore benefit from any future appreciation in the value of the 1SO Properties and the broader enterprise without limitation. Stockholders should be aware that this creates an economic asymmetry between the Merger Consideration received by common stockholders, which is fixed in amount, and the ongoing economic interest retained by Jeffrey Karsh through his continued ownership of Operating Partnership units and co-ownership of TH Abide.

Employment, Consulting and Personal Relationships of Non-Recused Directors with Tryperion; Absence of Equity in TH Abide. Of the two members of the Board who were not recused from the Board’s deliberations regarding the Merger, Greg Rollman is employed by Tryperion, the Company’s sponsor, which is controlled by the Karsh family. Justin Fromm is not employed by Tryperion; however, in his capacity as the owner of an independent real estate consulting business, Mr. Fromm has worked with Tryperion in a consulting capacity. Mr. Fromm is also a longtime personal friend of Jeffrey Karsh. Neither of these directors holds any direct or indirect equity interest in TH Abide, the buyer in the Merger, or in any entity that will benefit economically from the consummation of the Merger as a buyer. However, because Mr. Rollman is employed by a Karsh-controlled entity that serves as the Company’s sponsor and the parent company of the Company’s external manager, and Mr. Fromm has a consulting relationship with that entity and a personal relationship with Mr. Karsh, , these relationships with Tryperion may be considered a potential interest in the Merger that differs from the interests of 1SO’s unaffiliated stockholders.

Termination of Management Agreement and Fee Arrangements. The Manager currently receives a quarterly asset management fee based on an annualized rate of 2.00% of the Operating Partnership’s NAV at the end of each fiscal quarter. The consummation of the Merger will result in the termination of the management agreement and the cessation of the ongoing asset management fee payable to the Manager. While this means Tryperion, in its capacity as Manager, would forgo future management fees upon closing, it also means that TH Abide, as buyer, is acquiring full ownership of the Company’s portfolio without the ongoing obligation of the management fee that it currently collects.

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License Agreement. The Company has entered into a license agreement with the Sponsor pursuant to which the Sponsor granted the Company a non-exclusive, royalty-free license to use the “Tryperion” and “Streitwise” names, which license will terminate if the Manager ceases to manage the Company.

Continuing Indemnification and Insurance. Directors, officers and other covered persons will benefit from TH Abide’s obligations to honor existing indemnification arrangements, provide indemnification and advancement for six years after the Effective Time, preserve specified exculpation and indemnification protections and maintain D&O insurance or a six-year tail policy, subject to the terms and limits described under “The Merger Agreement — Covenants.”

The Board was aware of the potential conflicts of interest described above and considered them, among other matters, in evaluating and negotiating the Merger Agreement and in making its recommendation to stockholders. In light of Jeffrey Karsh’s position as both the principal of TH Abide and as Chief Executive Officer and a director of 1SO, Mr. Karsh was recused from all Board deliberations and discussions concerning the Merger, including the Board’s evaluation and negotiation of the Merger Agreement and the Board’s determination to recommend approval of the Merger to stockholders. Mr. Karsh did not participate in any Board deliberation regarding the Merger and did not vote on any Board action relating thereto. The recommendation of the Board to approve the Merger represents the determination of the non-recused members of the Board acting without Mr. Karsh’s participation.

No Special Compensation or Severance. None of 1SO’s directors or executive officers will receive any special compensation, transaction bonus, severance payment, change-in-control payment, or other merger-related benefit as a result of the consummation of the Merger or the transactions contemplated by the Merger Agreement. No director or executive officer of 1SO has entered into any employment, retention, severance, or change-in-control agreement in connection with the Merger, and no golden parachute or similar arrangement has been established in connection therewith. The compensation, if any, received by 1SO’s officers and directors is paid by the Sponsor and not directly by 1SO, and no such compensation arrangements have been modified in connection with the Merger.

Certain Effects of the Merger

If the Merger is completed, 1SO will merge with and into TH Abide. Stockholders of 1SO will no longer have any equity interest in the Company or in its property portfolio, and will instead receive the Merger Consideration in cash. The 1SO Properties — Laumeier II, Laumeier IV, The Allied Building, and The MJ Building — will become part of TH Abide’s portfolio following the closing of the Merger.

Following the Merger, 1SO will cease to exist, its Regulation A reporting obligations with the SEC will be terminated upon the filing of a Form 1-Z, and its shares will no longer be outstanding.

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RISK FACTORS

The following risk factors describe the material risks that are specific to the Merger and the conflicts of interest and process issues that stockholders should consider carefully before voting. These risk factors should be read together with the more detailed disclosures set forth under “Special Factors” beginning on page 10 of this Proxy Statement. This section does not describe all risks that may be associated with a vote against the Merger or with the Company’s business and operations generally.

The Merger is a related-party transaction, and the interests of the buyer are directly adverse to those of 1SO’s unaffiliated stockholders.

The buyer in the Merger, TH Abide, is beneficially owned by Jeffrey Karsh. Jeffrey Karsh simultaneously serves as the Chief Executive Officer and Chief Investment Officer of 1SO, the owner of Tryperion (the Company’s sponsor), and the controlling principal of SW Manager, LLC (the Company’s external manager). As a result, Jeffrey Karsh occupies a position on both sides of the Merger transaction and has interests that may differ materially from those of 1SO’s unaffiliated stockholders. In particular, as the beneficial owner of TH Abide, Jeffrey Karsh has an economic incentive to acquire the Company’s portfolio at the lowest possible price, while 1SO’s unaffiliated stockholders have an interest in receiving the highest price and, unlike Jeffrey Karsh, will have no continuing participation in any future appreciation in the value of the 1SO Properties following the closing. There can be no assurance that the Merger Consideration fully reflects the value that could have been obtained in a transaction negotiated entirely at arm’s length between unaffiliated parties.

The Board did not establish a formal special committee of independent directors to evaluate or negotiate the Merger, and the two directors who did evaluate and approve the Merger have employment and consulting relationships with the Company's sponsor, which is controlled by the Merger's proponent.

Although Jeffrey Karsh was recused from all Board deliberations regarding the Merger and retained legal counsel separate from that of the Company, the Board did not establish a formal special committee composed solely of independent directors to evaluate and negotiate the Merger on behalf of 1SO's unaffiliated stockholders. In related-party transactions of this nature, a special committee is a common procedural mechanism for protecting the interests of unaffiliated stockholders, in part because it provides structural protections — including the ability to retain independent financial advisors and legal counsel reporting exclusively to the committee — that a recusal alone does not replicate. All deliberations were instead conducted by the two remaining directors, Justin Fromm and Greg Rollman.

Mr. Rollman is employed by Tryperion, the Company's sponsor, which is controlled by Jeffrey Karsh, who is the proponent of the Merger. Mr. Fromm is not employed by Tryperion, but is a personal friend of Jeffrey Karsh and, in his capacity as the owner of an independent real estate consulting business, Mr. Fromm has worked with Tryperion in a consulting capacity. While neither Mr. Rollman nor Mr. Fromm holds any direct or indirect equity interest in TH Abide or in any entity that will benefit economically from the consummation of the Merger as a buyer, their respective employment and consulting relationships with a Karsh-controlled entity may be considered potential conflicts of interest that affect, or could be perceived to affect, the independence of their judgment in evaluating the Merger and negotiating the Merger Consideration. There can be no assurance that Mr. Karsh's recusal, taken together with his retention of separate counsel, was sufficient to replicate fully the structural protections that a formal special committee of disinterested directors would have provided. Stockholders should consider these limitations when evaluating the procedural fairness of the process by which the Merger was approved.

The Board did not conduct a formal market check or competitive bidding process and did not solicit offers from third parties prior to approving the Merger.

The Board did not conduct a formal auction or market solicitation process in connection with the Merger and did not solicit indications of interest from potential third-party acquirers prior to entering into the Merger Agreement. While the Board considered and rejected a broader sale process for the reasons described under “Special Factors — Reasons for the Merger; Recommendation of the Board,” the absence of a market check means there can be no assurance that the Merger Consideration represents the highest price that could be obtained for the 1SO Properties or for the Company as a whole in a fully competitive process. A third-party acquirer who was given the opportunity to conduct due diligence and submit a competing bid might have offered a higher price.

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The Board did not obtain a fairness opinion, and the Third-Party Appraisal does not address the fairness of the Merger Consideration to 1SO’s unaffiliated stockholders.

The Board did not retain an investment banking firm or other financial advisor to deliver a fairness opinion in connection with the Merger. In lieu of a fairness opinion, the Board considered, among other factors, the Third-Party Appraisal of the 1SO Properties prepared by Newmark. Stockholders should be aware that the Third-Party Appraisal assesses the estimated fair market value of the 1SO Properties as real estate assets, but does not address the fairness, from a financial point of view, of the Merger Consideration to 1SO’s unaffiliated stockholders in the same manner as a fairness opinion delivered by an investment banking firm would. A fairness opinion would typically consider a broader range of factors — including comparable company and transaction analyses, discounted cash flow analyses, and premiums paid in similar transactions — and would involve an assessment of whether the overall Merger Consideration, including all terms and conditions, is fair to unaffiliated stockholders. Because no such opinion was obtained, stockholders do not have the benefit of that additional assessment in evaluating whether to approve the Merger.

The Merger Agreement’s no-shop covenant and termination fee may discourage competing proposals and limit the Board’s flexibility.

The Merger Agreement contains a no-shop covenant pursuant to which 1SO has agreed not to solicit, initiate, or knowingly facilitate any Competing Proposal, and not to enter into discussions or negotiations regarding any Competing Proposal, subject to limited exceptions. In addition, if the Board changes its recommendation to stockholders or terminates the Merger Agreement to pursue a Superior Proposal, 1SO is required to pay TH Abide the $125,000 Company Termination Fee. These deal protection provisions, while customary in many merger agreements, may have the effect of discouraging third parties from making competing acquisition proposals, even if such proposals might be more favorable to 1SO’s unaffiliated stockholders than the Merger. The potential obligation to pay the Company Termination Fee may also affect the Board’s willingness to exercise its contractual right to consider or pursue alternatives to the Merger, even if such alternatives would otherwise be in the best interests of stockholders.

The completion of the Merger is conditioned upon receipt of lender consents in connection with the Company's existing mortgage indebtedness, and there can be no assurance that such consents will be obtained or as to the timing or terms on which they may be granted.

The completion of the Merger is conditioned upon TH Abide obtaining the consent of the lenders under the Company’s existing mortgage loans to the change of control of the borrower resulting from the Merger. Prior to the Effective Time, TH Abide has the right to contact and communicate with the lenders and any servicer under the loans in connection with the continuation or assumption of the loans and the satisfaction of this closing condition. However, there can be no assurance that the lenders will provide the required consents, that such consents will be obtained on a timely basis, or that the lenders will not impose conditions or requirements in connection with granting such consents that are adverse to TH Abide or the Company. TH Abide is not required to agree to any material adverse modification of the terms of the loans, including any increase in the interest rate or spread, any material new reserve or escrow requirement, or any principal paydown, as a condition of obtaining such consents. If the required lender consents are not obtained as required by the Merger Agreement, either party may have the right to terminate, in which case the Merger would not be completed and stockholders would not receive the Merger Consideration.

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Jeffrey Karsh, through his control of the Manager, has had significant influence over the Company’s day-to-day operations and strategic direction, including the timing and manner in which the Board was presented with the opportunity to consider the Merger.

As Chief Executive Officer and Chief Investment Officer of the Company, and as the principal of Tryperion, the parent company of the Company’s external manager, Jeffrey Karsh has had significant influence over the Company’s business strategy, operations, and the manner in which information and opportunities are presented to the Board. This influence extended to the timing and framing of his initial acquisition proposal to the Board. As a result of this structural dynamic, the Board may not have had access to the same quality or quantity of information that it would have had in a transaction negotiated with an unaffiliated third party, and the terms of the Merger may have been affected in ways that are difficult to quantify or assess. Stockholders should consider this structural advantage when evaluating whether the process by which the Merger was negotiated adequately protected their interests.

Stockholders have no dissenters’ or appraisal rights in connection with the Merger.

No dissenters’ or appraisal rights will be available to holders of 1SO common stock in connection with the Merger, including any remedy under Sections 3-201 et seq. of the Maryland General Corporation Law. As a result, if the Merger is approved by the requisite stockholder vote and the Merger is consummated, all holders of 1SO common stock — including those who vote against the Merger — will be entitled to receive only the Merger Consideration of $7.00 per share in cash, without interest and subject to any applicable withholding taxes, and will have no legal remedy to seek an independent judicial determination of the fair value of their shares. The absence of appraisal rights means that stockholders who disagree with the Board’s determination that the Merger Consideration is fair will have no recourse other than to vote against the Merger.

The significant redemption backlog and lack of a trading market for 1SO’s shares may have created pressure on stockholders to approve the Merger, and may affect the reliability of stockholder approval as an indicator of the Merger’s fairness.

As of June 30, 2026, a significant number of 1SO shares, representing approximately 40.3% of all shares issued, had been submitted for redemption under the Company’s share redemption program, of which a substantial portion remains outstanding and unfulfilled. Because 1SO’s common stock is not listed on any national securities exchange or other trading market, stockholders have limited means of liquidating their investment other than through the share redemption program or a strategic transaction such as the Merger. This liquidity pressure may cause some stockholders to vote in favor of the Merger not because they believe the Merger Consideration is adequate, but because they perceive the Merger as their only realistic near-term opportunity to liquidate their investment. Stockholders should be aware that a vote in favor of the Merger under these circumstances may not be a reliable indicator that the Merger Consideration is fair from a financial point of view.

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THE SPECIAL MEETING

Date, Time, and Place

The virtual Special Meeting of Stockholders of 1SO will be held on December 16, 2026, at 10:00 a.m. Pacific Time. To participate in the live webcast of the Special Meeting, please send an email to equity@streitwise.com indicating that you would like to receive the link when available.

Record Date; Stockholders Entitled to Vote

Only stockholders of record as of the close of business on November 9, 2026, the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 1,798,167 shares of 1SO common stock outstanding, each entitled to one vote per share on the Merger Proposal.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Pursuant to 1SO’s bylaws, a quorum consists of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy.

Required Vote

Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of 1SO entitled to vote on the matter, as required by 1SO’s charter.

Voting of Proxies

By Internet. You may vote your shares over the internet by clicking [here] and following the instructions to input your name and the unique control number provided in your email. Internet voting is available 24 hours a day, seven days a week, and will remain available until 11:59 p.m. Pacific Time on December 15, 2026.

By Telephone. You may vote your shares by calling 310-907-5527 and leaving a message with your name, email address, 9-digit control number and your vote. Telephone voting is available 24 hours a day, seven days a week, and will remain available until 11:59 p.m. Pacific Time on December 15, 2026.

Voting by Proxy Generally. All shares represented by properly executed proxies received in time for the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions given in the proxy. If you submit a proxy but do not specify how you wish to vote your shares, your shares will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, as recommended by the Board. The persons named as proxies in the enclosed proxy card are Janet Pudelko and Kyle Schulman, each of whom has been designated by the Board.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the Special Meeting by emailing a written notice of revocation to equity@streitwise.com.

Abstentions and Broker Non-Votes

Because the required vote for the Merger Proposal is based on shares entitled to vote at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

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Solicitation of Proxies

The Company will bear the costs of the solicitation of its proxies in connection with the Special Meeting, including the costs of retaining a third party to assist the Company in preparing, assembling and distributing proxy materials and the handling and tabulation of proxies received. In addition to the solicitation of proxies by email, the Board of Directors, officers and employees may solicit proxies in connection with the Special Meeting by mail, telephone, personal interviews or otherwise. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

Adjournment

If there are insufficient votes to approve the Merger Proposal at the Special Meeting, the meeting may be adjourned to allow additional time to solicit proxies. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares present and entitled to vote.

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THE MERGER

Structure of the Merger

Pursuant to the Merger Agreement, 1SO will merge with and into TH Abide. At the Effective Time, (i) the separate corporate existence of 1SO shall cease and (ii) each outstanding share of 1SO shall be converted into the right to receive the Merger Consideration.

Merger Consideration

Each outstanding share of 1SO common stock, other than shares held by TH Abide or its subsidiaries, will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes. The aggregate cash Merger Consideration will depend on the number of shares entitled to payment immediately before the Effective Time. In the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, or similar change with respect to the number of outstanding shares of 1SO’s common stock between the date of the Merger Agreement and the effective date of the Merger, the Merger Consideration shall be adjusted appropriately.

Payment of Merger Consideration

Prior to the Effective Time, TH Abide will designate a party reasonably acceptable to the Company to act as the payment agent in connection with the Merger (the “Paying Agent”). TH Abide will deposit with the Paying Agent cash in immediately available funds sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”).

All outstanding shares of 1SO common stock are held in uncertificated, book-entry form; no physical stock certificates are outstanding. Promptly after the Effective Time, and in no event later than two business days thereafter, TH Abide will cause the Paying Agent to mail, and make available for collection by hand, to each holder of record whose shares are converted into the right to receive the Merger Consideration a letter of transmittal and instructions for surrendering the holder’s book-entry shares. To receive the Merger Consideration, holders must complete and sign the letter of transmittal, provide any other required documents, and comply with the applicable book-entry surrender procedures. Upon compliance with those procedures, the holder will be entitled to receive the Merger Consideration for each share surrendered. The consideration will be mailed, or made available for collection by hand if elected, within five (5) business days following the later of the Effective Time or the Paying Agent’s receipt of the book-entry shares and required documentation in accordance with those procedures. Payment for book-entry shares will be made only to the registered holder. Until surrendered in accordance with these procedures, the book-entry shares will represent only the right to receive the Merger Consideration in cash, without interest.

At any time following twelve months after the Effective Time, TH Abide will be entitled to require the Paying Agent to deliver to it any remaining funds in the Exchange Fund, and thereafter holders of 1SO common stock will be entitled to look only to TH Abide (as the buyer and surviving entity in the Merger) as general creditors with respect to any unpaid Merger Consideration.

Conditions to Closing

The Merger is subject to the satisfaction or waiver of certain conditions as set forth in the Merger Agreement. See “The Merger Agreement — Conditions to the Merger.”

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Regulatory Approvals

The completion of the Merger does not require any material governmental regulatory approvals or filings beyond those described below.

In connection with the Merger, 1SO and TH Abide are each required to: (i) make all filings required under the MGCL and the Delaware Limited Liability Company Act in connection with the Merger, including the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation and the Certificate of Merger with the Delaware Secretary of State; (ii) make such filings with the SEC as may be required in connection with the Merger Agreement and the Merger; and (iii) make such filings as may be required in connection with applicable state and local transfer taxes.

Under the Merger Agreement, each of 1SO and TH Abide has agreed to use reasonable best efforts to obtain all governmental actions, waivers, and approvals necessary to consummate the Merger, including by making all required filings and registrations with governmental entities. Neither 1SO nor any of its subsidiaries is obligated to pay consideration or incur specified obligations before the Effective Time to obtain consents from persons other than governmental entities, and TH Abide is not required to make any divestitures, agree to any limitations on its business, or enter into any consent decrees in connection with obtaining any governmental approval.

The parties do not anticipate that any material governmental approvals, other than those described above, will be required to consummate the Merger. However, there can be no assurance that such approvals, if required, will be obtained in a timely manner or at all, or that such approvals, if obtained, will not contain terms, conditions, or restrictions that would have a material adverse effect on 1SO following the completion of the Merger.

Anticipated Closing Date

The Merger will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland and the due filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such subsequent date and time as may be agreed by the parties. The Merger is expected to close on the third business day after the satisfaction or waiver of the last of the closing conditions set forth in the Merger Agreement. The parties anticipate that the Merger will be completed during the first quarter of 2027.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A and incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. Stockholders are encouraged to read the Merger Agreement carefully and in its entirety.

Parties to the Merger Agreement

1st stREIT Office Inc. is a Maryland corporation and the company being acquired in the Merger. See “Information About 1st stREIT Office Inc.” TH Abide LLC, referred to in this Proxy Statement as “TH Abide,” is a Delaware limited liability company and the acquiring party and surviving entity in the Merger. See “Information About TH Abide.” Jeffrey Karsh and the Jeffrey Karsh Trust, which together own all membership interests in TH Abide, are also parties solely for purposes of Section 6.6, which provides for the conditional funding obligations and limited payment guaranty described under “— Covenants — Members’ Guaranty.”

Treatment of 1SO Shares

At the Effective Time, by virtue of the Merger and without any action on the part of 1SO, TH Abide, or the holders of any shares of 1SO common stock:

•	Conversion. Each share of 1SO common stock issued and outstanding immediately prior to the Effective Time (other than shares held by TH Abide or any of its subsidiaries) will automatically be converted into the right to receive the Merger Consideration in cash, without interest and subject to any applicable withholding taxes. From and after the Effective Time, each such share will no longer be outstanding, will be automatically cancelled, and will cease to exist. Each holder of 1SO common stock will cease to have any rights with respect to their shares, except the right to receive the Merger Consideration upon surrender of their shares in accordance with the procedures described under “The Merger — Payment of Merger Consideration.”

•	Cancellation of TH Abide-Held Shares. All shares of 1SO common stock owned by TH Abide or any of its subsidiaries immediately prior to the Effective Time (if any) will be cancelled and will cease to exist, and no Merger Consideration or other payment will be made in exchange therefor.

•	Adjustment. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, or exchange of shares with respect to the outstanding shares of 1SO common stock occurring after the date of the Merger Agreement and prior to the Effective Time.

•	Transfer Books. At the Effective Time, the stock transfer books of 1SO will be closed, and there will be no further registration of transfers of shares of 1SO common stock. If, after the Effective Time, stock certificates or book-entry shares are presented to TH Abide or the surviving entity for any reason, they will be cancelled and exchanged as provided in the Merger Agreement.

•	Preferred Stock. As of the date of the Merger Agreement, there are no shares of 1SO preferred stock issued and outstanding, and no preferred stock will be outstanding at the Effective Time.

For a more complete description of the treatment of 1SO shares and the payment of the Merger Consideration, see “The Merger — Payment of Merger Consideration” and “The Merger — Merger Consideration” on page 22 of this Proxy Statement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by 1SO, on the one hand, and TH Abide, on the other hand, that are customary for transactions like the Merger. 1SO’s representations and warranties relate to matters including its organization and good standing, capitalization, corporate authorization and enforceability of the Merger Agreement, the absence of conflicts with its governing documents and applicable law, the accuracy of information supplied by 1SO for inclusion in this Proxy Statement, the inapplicability of Maryland takeover statutes to the Merger, tax protection agreements and partnership elections, and the absence of any broker’s or finder’s fees payable by 1SO. TH Abide’s representations and warranties relate to matters including its organization and good standing, corporate authorization and enforceability of the Merger Agreement, the absence of conflicts with its governing documents and applicable law, the sufficiency of funds available to pay the Merger Consideration, the absence of beneficial ownership of 1SO common stock by TH Abide or its subsidiaries, subject to the exceptions in the Buyer Disclosure Letter; a separate representation concerning “interested stockholder” status; TH Abide’s ownership, limited operations and partnership tax classification; and solvency, and the absence of any broker’s or finder’s fees payable by TH Abide.

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The representations and warranties were made as of specific dates, are subject to contractual standards of materiality (including, in the case of 1SO, the Company Material Adverse Effect standard1) that may differ from standards applicable under federal securities laws, and are qualified by disclosures made by the parties to each other, as well as by information set forth in 1SO’s Regulation A offering circulars and reports filed with the SEC. None of the representations and warranties in the Merger Agreement will survive the Effective Time. Accordingly, stockholders should not rely on the representations and warranties as statements of factual information about the parties.

Covenants

Conduct of Business Prior to Closing. From the date of the Merger Agreement until the Merger becomes effective (or the earlier termination of the Merger Agreement), 1SO has agreed, except as otherwise contemplated by the Merger Agreement, as required by applicable law, or as consented to in writing by TH Abide (such consent not to be unreasonably withheld, conditioned, or delayed), to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) maintain its status as a REIT, and (iii) not take, and to cause each of its subsidiaries not to take, any of the following actions without TH Abide’s prior written consent:

•	amend its organizational documents in any material respect;

•	split, combine, subdivide, or reclassify any shares of capital stock of 1SO or any of its subsidiaries;

•	declare, set aside, or pay any dividend or other distribution with respect to shares of 1SO common stock, other than (a) ordinary course dividends at the rate of 1SO’s last regularly declared dividend, provided that any dividend declared or authorized prior to the Effective Time shall be paid in full prior to the Effective Time, (b) subsidiary distributions to 1SO, and (c) distributions reasonably necessary to maintain 1SO’s REIT qualification or to avoid the imposition of entity-level income or excise taxes under the Internal Revenue Code of 1986, as amended (the “Code”), (including distributions under Sections 858 or 860 of the Code);

•	redeem, purchase, or otherwise acquire any equity interests in 1SO at a price greater than the Merger Consideration;

•	acquire, or agree to acquire, any corporation, partnership, limited liability company, other business organization, or any division or material amount of assets thereof (except as required by any existing lease or contract);

•	enter into, renew, modify, amend, or terminate, or waive, release, compromise, or assign any rights or claims under, any material contract (or any contract that would constitute a material contract if in existence as of the date of the Merger Agreement), other than any termination or renewal in accordance with the terms of any existing material contract in the ordinary course of business;

•	settle or compromise any material legal action, suit, or arbitration proceeding pending against any of 1SO’s properties, 1SO, or any of its subsidiaries (other than matters relating to taxes), or any material legal proceeding involving any present, former, or purported holder of 1SO Common Stock, in each case where the amount paid by 1SO or any of its subsidiaries would exceed $250,000 individually or $500,000 in the aggregate, or that would impose any non-monetary relief binding on the surviving entity, any 1SO subsidiary, or any of the 1SO Properties after the Effective Time;

1 As used in the Merger Agreement, “Company Material Adverse Effect” means any effect that, individually or in the aggregate, materially adversely affects the financial condition, business, assets, or results of operations of 1SO and its subsidiaries taken as a whole, or 1SO’s ability to consummate the Merger in the six months following execution of the Merger Agreement, but expressly excludes effects arising from general economic or market conditions, industry-wide changes, changes in law or GAAP, the negotiation or announcement of the Merger Agreement itself, acts of terrorism or natural disasters, and other broadly applicable external factors, unless any such excluded effect disproportionately impacts 1SO relative to other companies in its industry.

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•	make any material change to its accounting methods in effect as of December 31, 2025, except as required by a change in Generally Accepted Accounting Principles (“GAAP”) or applicable law;

•	enter into any new line of business;

•	enter into or modify any tax protection agreement; make, change, or revoke any tax election (other than a Section 754 election made or continued as required by the Merger Agreement); change an annual tax accounting period; adopt or change any tax accounting method; file any amended tax return or U.S. federal income tax return (or corresponding state or local income tax return); enter into any closing agreement with respect to material taxes; settle or compromise any material tax claim or assessment; or surrender any right to claim a refund, offset, or credit of taxes, except as required by applicable law or as necessary to preserve 1SO’s REIT qualification or the tax status of any subsidiary;

•	take any action that would reasonably be expected to cause 1SO to fail to qualify as a REIT or to become liable for taxes under certain provisions of the Code relating to REIT qualification;

•	adopt a plan of merger, liquidation, dissolution, consolidation, recapitalization, or bankruptcy reorganization; or

•	sell, issue, grant, deliver, pledge, transfer, or encumber any capital stock, equity interest, or other security, or any option, warrant, or right to acquire the same, or any instrument convertible into or exchangeable for any of the foregoing.

Notwithstanding the foregoing, nothing in the Merger Agreement prohibits 1SO from taking any action, at any time, that is reasonably necessary upon advice of counsel for 1SO to maintain its REIT qualification or to avoid entity-level income or excise taxes under the Code for any period ending on or prior to the effective time of the Merger, including making dividend or other distribution payments to stockholders of 1SO.

No Solicitation; Change in Recommendation. Until the earlier of the Effective Time and the termination of the Merger Agreement, 1SO has agreed to immediately cease any solicitation, encouragement, discussions, or negotiations with any persons regarding a Competing Proposal,2 and not to, directly or indirectly, solicit, initiate, or knowingly facilitate a Competing Proposal, engage in discussions or negotiations regarding a Competing Proposal, or enter into any letter of intent or agreement with respect to a Competing Proposal.

Notwithstanding the foregoing, if prior to obtaining the stockholder approval necessary to approve the Merger, 1SO or its representatives receive a written Competing Proposal that the Board determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal,3 1SO and its representatives may (i) furnish non-public information to the person making such proposal pursuant to an acceptable confidentiality agreement (and must provide TH Abide with any material non-public information so furnished within 24 hours), and (ii) engage in or otherwise participate in discussions or negotiations with such person.

2 As used in the Merger Agreement, "Competing Proposal" means any proposal or offer from any person (other than TH Abide and its affiliates) relating to, in a single transaction or series of related transactions, (a) any acquisition of 20% or more of 1SO's consolidated assets, revenues, or earnings, (b) any acquisition of 20% or more of the outstanding 1SO Common Stock, (c) any tender or exchange offer that would result in any person owning 20% or more of the outstanding 1SO Common Stock, (d) any merger, consolidation, or similar transaction involving 1SO that would result in any person owning 20% or more of the outstanding 1SO Common Stock, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and 1SO Common Stock involved is 20% or more, in each case other than the Merger and the other transactions contemplated by the Merger Agreement.

3 As used in the Merger Agreement, "Superior Proposal" means any written Competing Proposal that the Board has determined, after consulting with outside legal counsel and independent financial advisors, would reasonably be likely to result in a transaction more favorable to 1SO's stockholders from a financial point of view than the Merger (including any revisions to the Merger terms proposed by TH Abide in response to such proposal or otherwise), using a 50% threshold in place of the 20% threshold applicable in the definition of Competing Proposal.

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Except as permitted under the Merger Agreement, the Board shall not (i) fail to include in this Proxy Statement its recommendation to approve the Merger Agreement, (ii) withdraw, modify, or qualify such recommendation in a manner adverse to TH Abide (a “Company Adverse Recommendation Change”), or (iii) authorize 1SO to enter into any letter of intent, agreement, or agreement in principle with respect to any Competing Proposal (a “Company Acquisition Agreement”). Prior to obtaining the stockholder approval necessary to approve the Merger, the Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Superior Proposal if (a) the Board has determined in good faith that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law, (b) 1SO has given TH Abide at least four business days’ prior written notice of its intention to take such action (a “Determination Notice”) and has disclosed the material terms of the Superior Proposal to TH Abide, (c) 1SO has negotiated in good faith with TH Abide during such notice period to enable TH Abide to propose revisions to the terms of the Merger Agreement, and (d) following such notice period, the Board has determined that the Superior Proposal would continue to constitute a Superior Proposal even if such revisions were given effect. Any material change to the terms of a Superior Proposal requires a new Determination Notice and restarts the notice period (with a minimum of one (1) additional business day). Any purported termination in connection with a Superior Proposal is void unless 1SO pays TH Abide a termination fee as described below concurrently with or prior to such termination.

Additionally, prior to obtaining the stockholder approval necessary to approve the Merger, the Board may make a change of recommendation in response to an Intervening Event4 (a “Change of Recommendation”) if the Board has determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties, has given TH Abide a Determination Notice at least four business days in advance, and has negotiated in good faith with TH Abide during such period with respect to any proposed revisions to the Merger Agreement.

A material change in the facts supporting an Intervening Event requires a new Determination Notice and a new two-business-day notice period. A Competing Proposal generally involves 20% or more of the Company’s shares, assets, revenues or earnings, or the other transactions specified in the Merger Agreement. For a Superior Proposal, the 20% thresholds are replaced with 50%, and the Board must make the specified financial determination after consulting outside legal counsel and independent financial advisors. An Intervening Event excludes a Competing Proposal and generally must arise after signing, not have been known or reasonably foreseeable at signing, and materially affect the Company’s business, assets or operations.

Preparation of Proxy Statement; Stockholder Approval. 1SO has agreed, at its own cost and expense, to prepare, as promptly as reasonably practicable, this Proxy Statement relating to the Merger. 1SO has further agreed to consult with TH Abide regarding this Proxy Statement, to consider in good faith any comments reasonably proposed by TH Abide, and to cause this Proxy Statement to be sent to 1SO’s stockholders at the earliest reasonably practicable date. 1SO has also agreed to duly call, convene, and hold the Special Meeting and to use commercially reasonable efforts to obtain the stockholder approval necessary to approve the Merger. If at any time prior to the Special Meeting any information is discovered that should be set forth in an amendment or supplement to this Proxy Statement, the party discovering such information must promptly notify the other party.

If 1SO has not received sufficient proxies to obtain the stockholder approval necessary to approve the Merger on the scheduled date of the Special Meeting, 1SO shall have the right to make one or more successive adjournments of the Special Meeting for the purpose of soliciting additional proxies.

Conduct of TH Abide Pending the Merger. TH Abide has agreed that, from the date of the Merger Agreement until the Effective Time, it will not (i) take any action that is intended to, or would reasonably be likely to, result in any of the conditions to the Merger becoming incapable of being satisfied, or (ii) take any action or fail to take any action that would, or would reasonably be likely to, prevent, materially delay, or materially impede TH Abide’s ability to consummate the Merger or the other transactions contemplated by the Merger Agreement.

4 As used in the Merger Agreement, "Intervening Event" means a material event, occurrence, fact, or change affecting the business, assets, or operations of 1SO (other than any event resulting from 1SO's breach of the Merger Agreement) that was not known or reasonably foreseeable to the Board as of the date of the Merger Agreement, which becomes known prior to the Effective Time, and which does not constitute a Competing Proposal

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Access and Confidentiality. From the date of the Merger Agreement until the Effective Time, 1SO has agreed to give TH Abide and its authorized representatives reasonable access during normal business hours to the books, records, offices, and other facilities and properties of 1SO, solely for purposes of furthering the transactions contemplated by the Merger Agreement and in a manner so as not to unreasonably interfere with 1SO’s business. Such access shall not extend to sampling of soil, air, groundwater, or building materials, and 1SO is not required to provide access to information that would jeopardize attorney-client privilege or contravene any applicable law or contractual restriction. TH Abide has agreed, subject to certain exceptions for the lenders or servicers under the Company’s existing mortgage loans and for customary tenant and similar communications, not to contact any party with a business relationship with 1SO regarding 1SO’s business or the Merger without 1SO’s prior written consent.

Each party has also agreed to give prompt notice to the other party of: (i) any notice from a governmental entity or third party relating to the Merger; (ii) any legal proceeding commenced or threatened in connection with the Merger; and (iii) any event or circumstance that could reasonably be expected to have a Company Material Adverse Effect or prevent, materially impede, or materially delay the Merger.

Regulatory Approvals. Each of 1SO and TH Abide has agreed to use reasonable best efforts to take all actions necessary to consummate the Merger, including obtaining all required governmental and third-party consents and approvals and defending any legal proceedings challenging the Merger. TH Abide is not required to make any divestitures or agree to any limitations on its business in connection with obtaining regulatory approvals.

Publicity. Neither 1SO nor TH Abide may issue any press release or other public announcement with respect to the Merger without the prior written consent of the other party, unless required by applicable law, in which case the issuing party shall endeavor to provide the other party with a meaningful opportunity to review and comment on such disclosure. 1SO is not required to provide TH Abide with an opportunity to review disclosures related to a Competing Proposal or a Company Adverse Recommendation Change or Change of Recommendation.

Directors’ and Officers’ Indemnification and Insurance. TH Abide has agreed to honor and fulfill all existing indemnification obligations of 1SO and its subsidiaries to current and former directors, officers, and other covered persons arising out of actions or omissions prior to the Effective Time. For a period of six years after the Effective Time, TH Abide will (i) indemnify and hold harmless such covered persons against costs, expenses, judgments, fines, losses, claims, damages, and liabilities arising from actions or omissions in their capacities as such, and (ii) advance expenses (including attorneys’ fees) prior to the final disposition of a claim, subject to an undertaking to repay if the covered person is ultimately found not to be entitled to indemnification.

For a period of six years after the Effective Time, TH Abide will maintain directors’ and officers’ liability insurance covering all persons currently covered by 1SO’s existing policies with respect to claims arising from facts or events occurring at or before the Effective Time, provided that TH Abide shall not be obligated to pay annual premiums in excess of 300% of the annual premiums currently paid by 1SO (the “Base Premium”). If such coverage cannot be obtained within the Base Premium limit, TH Abide shall maintain the most advantageous policies obtainable for an annual premium equal to the Base Premium. Alternatively, 1SO may, in its sole discretion and upon at least five business days’ prior written notice to TH Abide, elect to purchase a six-year directors’ and officers’ liability “tail” or “runoff” insurance policy prior to the Effective Time on comparable terms.

Members’ Guaranty. The Jeffrey Karsh Trust and Jeffrey Karsh (the “Buyer Members”) have agreed, subject to satisfaction or waiver of the specified mutual and buyer closing conditions and the Company being ready, willing and able to close, to make or cause equity contributions sufficient to enable TH Abide to consummate the Merger and pay amounts due at closing, and to take other action necessary to cause TH Abide to consummate the Merger. Separately, the Buyer Members guarantee payment to the Company of the Buyer Termination Fee, the Company Expense Reimbursement and specified collection and enforcement costs, expenses and interest, if and when payable and subject to the agreement’s limitations and crediting provisions. Their aggregate liability under Section 6.6 is subject to the cap specified therein. Apart from the conditional funding and closing obligations described above, the Buyer Members do not guarantee payment of the Merger Consideration or TH Abide’s other obligations or liabilities.

Takeover Statutes. Each of the parties has agreed to use its reasonable best efforts to take all action necessary to ensure that no takeover statute is or becomes applicable to the Merger or the other transactions contemplated by the Merger Agreement, and, if any takeover statute does become applicable, to take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement.

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Security Holder Litigation. In the event any litigation relating to the Merger is brought by 1SO security holders against 1SO and/or its directors, 1SO has agreed to promptly notify TH Abide and keep TH Abide informed of the status of such litigation. TH Abide shall have the right to participate (but not control) in the defense and settlement of any such litigation, subject to a customary joint defense agreement. No settlement may be agreed to without TH Abide’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

Certain Tax Matters. The Company must ensure that valid Section 754 elections are in effect for the Operating Partnership and the other covered partnership entities for the taxable year including closing, and must provide evidence of those elections. The parties acknowledge buyer-specific tax basis adjustments under Section 743(b), allocated under Section 755. TH Abide will prepare an allocation of consideration and applicable liabilities among the relevant assets using the methodologies specified in the agreement, which may include appraisals, capitalization analyses and cost-segregation studies. The parties generally must report consistently with that allocation.

Conditions to the Merger

The completion of the Merger is subject to a number of conditions.

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following mutual conditions: (i) the Merger must have been approved by the affirmative vote of holders of at least a majority of the outstanding shares of 1SO entitled to vote on the matter; and (ii) no statute, rule, or regulation shall have been enacted or promulgated by any governmental entity of competent jurisdiction that prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

In addition, TH Abide’s obligation to effect the Merger is subject to satisfaction or written waiver of the following: (i) the Company’s capitalization representation in Section 3.2(a) must be true and correct except for de minimis errors, and its authorization representation in Section 3.3 must be true and correct in all respects; other representations must satisfy the agreement’s Company Material Adverse Effect standard, with the specified materiality qualifications disregarded and subject to the applicable date qualifications; (ii) the Company must have performed its obligations in all material respects, with the required officer certificates delivered; (iii) no Company Material Adverse Effect may have occurred and be continuing; (iv) the consents, approvals and agreements specified in Section 7.2(d) of the Company Disclosure Letter must have been obtained or executed, including written lender and applicable servicer consent to continuation or assumption of the existing loans and the resulting borrower change of control, without material adverse loan modifications, including rate increases, material new or increased reserves or escrow requirements or principal paydowns, without fees or expenses beyond those expressly required by the loan documents, and without guaranties or indemnities other than customary non-recourse carveout guaranties and environmental indemnities from a creditworthy buyer affiliate, with consent remaining in force at closing; (v) weather- or natural-disaster damage to the properties since signing must not exceed $10,000,000 in aggregate after expected insurance recovery, excluding policy deductibles; (vi) the Company must deliver the required non-foreign affidavit; and (vii) it must deliver evidence of the required Section 754 elections.

The Merger Agreement provides that the Company has obtained and delivered to TH Abide, concurrently with execution of the Merger Agreement, the irrevocable written consent of a Majority in Interest of the Outside Limited Partners approving the Merger, TH Abide’s succession to the Company’s OP interests and admission as sole general partner, and the continuation of the Operating Partnership without dissolution. The consent also acknowledges that the limited partners’ OP Units will remain outstanding, will not be affected by the Merger and will not entitle their holders to receive any Merger Consideration.

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Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of TH Abide and 1SO or under the following circumstances:

By either TH Abide or 1SO. Either TH Abide or 1SO may terminate the Merger Agreement if:

•	the other party has materially breached any of its representations, warranties, covenants or agreements under the Merger Agreement, and such breach either (i) causes a condition to closing to fail to be satisfied or (ii) in the case of a breach by TH Abide, would reasonably be expected to prevent or materially impair or delay its ability to consummate the Merger, and such breach has not been cured within the earlier of thirty (30) calendar days after notice thereof or two (2) business days before the Outside Date; provided, however, that the terminating party is not itself in material breach;

•	the Effective Time has not occurred by 11:59 p.m. Eastern Time on May 10, 2027 (the “Outside Date,” contemplated to be the six-month anniversary of signing), subject to the restriction on termination by a party whose breach caused the failure to close; either party may, by written notice, extend the Outside Date once by 30 days if all closing conditions are satisfied or waived other than conditions to be satisfied at closing and the consent condition in Section 7.2(d); the Outside Date is also extended for the duration of a qualifying pending specific-performance action plus ten business days;

•	a Governmental Entity of competent jurisdiction in a jurisdiction that is material to 1SO’s business and operations has issued a final, non-appealable order, decree or ruling permanently prohibiting the consummation of the Merger; or

•	if the required stockholder approval is not obtained at the Special Meeting (including any adjournment thereof) upon a vote taken thereon.

By 1SO. 1SO may terminate the Merger Agreement if:

•	prior to obtaining the required stockholder approval, the Board authorizes entry into a definitive agreement providing for a Superior Proposal, subject to 1SO paying the Company Termination Fee to TH Abide promptly following execution of such definitive agreement;

•	prior to obtaining the required stockholder approval, the Board effects a Change of Recommendation in response to an Intervening Event, subject to 1SO paying the Company Termination Fee to TH Abide simultaneously with such termination; and

•	all conditions to closing in favor of TH Abide have been satisfied or waived, 1SO has delivered written notice to TH Abide confirming that all conditions to closing in favor of 1SO are also satisfied (or that 1SO is willing to waive them), and the Merger has nonetheless not been consummated within three business days after delivery of such notice.

By TH Abide. TH Abide may terminate the Merger Agreement if, at any time prior to the required stockholder approval, the Board effects a Company Adverse Recommendation Change or a Change of Recommendation.

Termination Fees

Company Termination Fee. If TH Abide terminates under Section 8.1(f) following a Company Adverse Recommendation Change or Change of Recommendation, or if the Company terminates under Section 8.1(d) to pursue a Superior Proposal or Section 8.1(e) following an Intervening Event, then the Company must pay TH Abide a $125,000 cash termination fee, subject to the terms and timing provisions of the Merger Agreement. The agreement contains provisions concerning exclusive remedies, surviving obligations and specific performance, as described below.

Buyer Termination Fee. If the Company terminates under Section 8.1(i) following TH Abide’s failure to close when the specified conditions have been met, or if either party terminates under Section 8.1(c) at a time when termination under Section 8.1(i) was available, then TH Abide must pay the Company a $125,000 cash termination fee within two business days, subject to the escrow provisions described below.

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Because the Company is organized as a REIT, the Buyer Termination Fee is subject to escrow and limitations designed to preserve its REIT income-test compliance. An accountants’ letter establishing the permitted amount can support release of that amount. A qualifying IRS ruling or outside-counsel opinion can support release of the remaining amount under the agreement. Unpaid amounts are payable as soon as possible in the following taxable year, subject to the same limitations, and escrow-agent costs are borne by the Company.

Expense Reimbursement. If TH Abide terminates under Section 8.1(b) for Company breach, or either party terminates under Section 8.1(c) when TH Abide could terminate under Section 8.1(b), the Company must reimburse TH Abide’s actual out-of-pocket transaction expenses up to $75,000 within two business days (the “Buyer Expense Reimbursement”). If the Company terminates under Section 8.1(b) for TH Abide breach, or either party terminates under Section 8.1(c) when the Company could terminate under Section 8.1(b), TH Abide must reimburse the Company’s actual out-of-pocket transaction expenses up to $75,000 within two business days (the “Company Expense Reimbursement”). An expense reimbursement previously paid is credited against any termination fee that subsequently becomes payable by the same party.

Specific Performance. The parties to the Merger Agreement have acknowledged and agreed that each of them would be irreparably damaged if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that any non-performance or breach of the Merger Agreement could not be adequately compensated by monetary damages alone and that no adequate remedy at law would exist. Accordingly, in addition to any other right or remedy to which either party may be entitled, at law or in equity (including monetary damages), each party to the Merger Agreement is entitled to enforce any provision of the Merger Agreement by a decree of specific performance and to seek temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of the Merger Agreement, in each case without posting any bond or other undertaking. Any such action seeking specific performance or injunctive relief would be governed by the laws of the State of Maryland and would be brought exclusively in a Maryland state or federal court. The right to seek specific performance described above is in addition to, and does not limit, the termination fee rights described herein.

General. Subject to the specific-performance provisions, the Merger Agreement provides that the applicable termination fee or expense reimbursement is the recipient’s exclusive remedy for specified transaction losses and breaches, with exceptions for obligations surviving termination. Section 8.2(a) preserves liability for fraud and willful or intentional covenant breaches. These provisions must be read together with the limited members’ guaranty and the no-recourse provision. No termination payment is payable more than once, subject to the crediting of previously paid expense reimbursements against subsequent termination fees. A party failing to pay when due may also be responsible for collection and enforcement costs and, where the agreement’s judgment-related requirements are met, interest at the specified Wall Street Journal prime rate.

Transaction Expenses and Transfer Taxes. Each party generally bears its own transaction expenses whether or not closing occurs, subject to the reimbursement provisions above. The Company must pay the specified documentary, sales, use, loan-transfer, real-property-transfer and similar transaction taxes, fees and costs at or before the Effective Time, including those imposed because the Merger is treated as a direct or indirect transfer of real property or a controlling interest therein. The parties must cooperate in related filings and efforts to minimize these amounts.

Governing Law

The Merger Agreement is governed by the laws of the State of Maryland.

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INFORMATION ABOUT 1SO’S PROPERTIES

The following is a brief description of each of the four office properties comprising the 1SO Properties. For a more detailed description of the 1SO Properties, see the Company’s most recent offering circular available on the SEC’s website at www.sec.gov or on 1SO’s website at https://streitwise.com/ .

The following table provides information about the 1SO Properties as of September 30, 2025:

Property	Metropolitan Area	Year Built / Last Major Renovation(1)	NRA (000s SF)	In-Place Occupancy(2)	Annualized Base Rent(3)	Largest Tenant by NRA
Laumeier II & Laumeier IV	St. Louis, MO	1987-90/2015	181	81.5%	$3,925,305	New Balance
Allied	Carmel, IN	2017/NA	142	100.0%	$4,306,703	Allied Solutions, LLC
MJ	Carmel, IN	2018/NA	77	100.0%	$2,438,502	MJ Insurance

_________________

(1)	We define “major renovation” as significant upgrades, alterations or additions to building common areas, interiors, exteriors and/or systems.
(2)	Includes both in-place and committed tenants, which we define as our tenants in occupancy as well as tenants that have executed binding leases for space under construction but are not yet in occupancy, as of June 30, 2026.
(3)	Annualized base rent is calculated by multiplying (i) rental payments (cash rents inclusive of abatements) for the month ended June 30, 2026, by (ii) 12.

Laumeier II and Laumeier IV

Laumeier II and IV are located in the Laumeier Office Park, a class “A” office park in Sunset Hills, Missouri. Laumeier comprises two of the four buildings in the Laumeier Office Park, totaling approximately 180,810 rentable square feet, and includes a combination of surface and structured parking lots, approximately 663 owned parking stalls (3.6/1000 square feet), and access to additional parking stalls in the adjacent shopping center. As of June 30, 2026, Laumeier was 81.5% leased with approximately 3.0 years of weighted average lease term remaining.

Laumeier is managed by the St. Louis office of CB Richard Ellis (“CBRE”). CBRE is an established manager of real estate, and its St. Louis office manages approximately eight million square feet of office buildings throughout the St. Louis metropolitan area. CBRE is paid a property management fee equal to 1.75% of gross revenue.

The Allied Building

Allied is located in the prestigious North Meridian suburban office market of Carmel, Indiana. Allied is comprised of an office building and parking garage building containing a total of 142,147 square feet and a six-story parking garage with approximately 583 spaces open to the public. As of June 30, 2026, Allied was 80% and 11% leased to Allied Solutions, LLC and F.C. Tucker Company, respectively, for their corporate headquarters.

Allied is professionally managed by the Carmel office of REI Real Estate Services (“REI”). REI is a real estate service company headquartered in Indianapolis that manages approximately 2,800,000 square feet of office space throughout the Indianapolis area. REI is paid a property management fee equal to 2.00% of gross revenue.

The MJ Building

MJ is a 77,248 square foot office building that includes an obligation to fund 60% of expenses for an adjacent garage located in Carmel, Indiana, which is available for use by the tenants of MJ as well as a multifamily complex nearby. MJ is located near the Allied Building.

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INFORMATION ABOUT 1ST STREIT OFFICE INC.

1st stREIT Office Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust, formed to acquire and manage a portfolio of commercial real estate properties. Through June 30, 2026, 1SO has conducted an ongoing offering pursuant to which it has raised an aggregate of approximately $22.1 million in capital pursuant to Regulation A of the Securities Act of 1933 (“Regulation A”). 1SO is externally managed by SW Manager, LLC, a subsidiary of Tryperion. 1SO’s primary focus is on office assets in markets where it believes attractive risk-adjusted returns can be achieved through active management and value creation. As of June 30, 2026, the Company owned four office properties totaling approximately 400,000 rentable square feet in St. Louis, Missouri and Carmel, Indiana. 1st stREIT Office Inc. conducts substantially all of its operations through its operating partnership and seeks to provide investors with current income and long-term capital appreciation through disciplined real estate investing.

INFORMATION ABOUT TH ABIDE

TH Abide LLC is a Delaware limited liability company beneficially owned by Jeffrey Karsh; it is 99.95% owned by the Jeffrey Karsh Trust, for which Bruce Karsh (Jeffrey Karsh’s father) is trustee, and 0.05% owned by Jeffrey Karsh directly. It was formed solely to engage in the Merger and related transactions and is classified as a partnership for U.S. federal income tax purposes. Jeffrey Karsh is also the sole owner of Tryperion. Certain friends and family members of Jeffrey Karsh hold shares of Company common stock. Tryperion is the Company’s sponsor and the parent company of the Company’s manager. Tryperion focuses on equity and credit opportunities within the dislocated middle-market throughout the United States and has invested in and managed over $2 billion of assets since 2013, including more than 2 million square feet of office properties.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the Merger to holders of 1SO common stock (for purposes of this section, “Common Stockholders”) whose shares are surrendered in the Merger in exchange for the right to receive the Merger Consideration as described herein. This discussion is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The Company has not requested, and does not plan to request, any rulings from the U.S. Internal Revenue Service (the “IRS”), concerning the Company’s tax treatment or the tax treatment of the Merger, and the statements in this proxy statement are not binding on the IRS or any court. The Company can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes, (iii) tax reporting requirements, (iv) the Medicare contribution tax on net investment income, (v) the alternative minimum tax, or (vi) withholding taxes under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”). This discussion assumes that shares of Company Common Stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the Merger to holders of stock options, restricted shares, performance stock units or other awards received as compensation. In addition, this discussion does not address the tax treatment of special classes of Common Stockholders, including, for example:

•	banks, insurance companies and other financial institutions;

•	regulated investment companies;

•	REITs;

•	tax-exempt organizations or governmental organizations;

•	persons acting as nominees or otherwise not as beneficial owners;

•	mutual funds;

•	subchapter S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	brokers, dealers or traders in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding Company Common Stock as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Company Common Stock being taken into account in an applicable financial statement;

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•	holders who acquired Company Common Stock as compensation;

•	qualified foreign pension funds, as defined in Section 897(l) of the Code, and entities all of the interests of which are held by qualified foreign pension funds;

•	qualified shareholders, as defined in Section 897(k) of the Code;

•	tax-qualified retirement plans; and

•	“controlled foreign corporations”, “passive foreign investment companies”, or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes and that entity is holding Company Common Stock, you should consult your tax advisor. Moreover, each holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of the Merger in light of its particular situation, as well as any consequences of the Merger to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of Company Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

As used in this section, a “non-U.S. holder” means a beneficial owner of Company Common Stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

This discussion of material U.S. federal income tax consequences is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER AND DISPOSING OF COMPANY COMMON STOCK, AND TO REITS GENERALLY, ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to the Company

The Merger will be a taxable transaction to the Company. The Company will be treated as selling all of its assets to TH Abide in exchange for the Merger Consideration and the assumption of the Company’s liabilities and then making a liquidating distribution of the Merger Consideration to Company stockholders in exchange for their shares. The Company believes that certain deductions, including the dividends paid deduction, should be available to offset all of the Company’s gain from the deemed sale of its assets. However, the Company cannot make any assurance that it will have sufficient deductions available to offset gain realized as a result of the deemed sale of its assets.

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Tax Consequences of the Merger to U.S. Holders

The receipt of Merger Consideration by a U.S. holder in exchange for Company Common Stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any gain or loss realized by a U.S. holder who receives Merger Consideration for Company Common Stock in the Merger will generally equal the difference, if any, between the amount of Merger Consideration received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. The amount and character of such gain or loss and the holding period of stock will be determined separately for each block of Company Common Stock (that is, shares acquired at the same cost in a single transaction) exchanged for Merger Consideration in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of Merger Consideration in exchange for such Company Common Stock will generally be capital gain or loss, and, except as provided below, will be long-term capital gain or loss if the U.S. holder has held such shares for more than one year at the effective time of the Merger. However, if a U.S. holder recognizes a loss on shares it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received or was deemed to receive “capital gain dividends” from the Company (i.e., certain distributions that were required to be treated as long-term capital gains). Otherwise, such gain or loss will be short-term capital gain or loss which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Tax Consequences of the Merger to Non-U.S. Holders

The U.S. federal income tax consequences of the Merger to a non-U.S. holder will depend on various factors, including whether the receipt of Merger Consideration in exchange for shares of Company Common Stock is treated as a distribution from the Company to its stockholders that is attributable to gain from the sale of “United States real property interests,” or “USRPIs”. The IRS has announced in Notice 2007-55 that it intends to take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT is generally subject to tax under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” to the extent attributable to gain from the REIT’s sale of USRPIs. The Company intends to take the position that the non-U.S. holders whose shares of Company Common Stock are exchanged for Merger Consideration in connection with the Merger will generally be subject to the position described in Notice 2007-55, and accordingly, to the extent Merger Consideration received by a non-U.S. holder in the Merger is attributable to gain from the Company’s deemed sale of USRPIs (which the Company expects a substantial portion of the Merger Consideration to be), the Company intends to take the position that the U.S. federal income tax consequences described below in “-Distribution of Gain from the Disposition of U.S. Real Property Interests” will apply. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT shares by non-U.S. holders. Non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests. Subject to the exception described below for holders of less than 10% of the Company’s stock, to the extent a non-U.S. holder’s receipt of Merger Consideration in exchange for Company Common Stock is treated as a distribution attributable to gain from the Company’s deemed sale of USRPIs, such amount will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). The Company also may be required to withhold and to remit to the IRS 21% of any such amount. Such distribution may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) in the hands of a non-U.S. holder that is a corporation. Notwithstanding the foregoing, if both (a) shares of Company Common Stock are treated as regularly traded on an established securities market at the date of the Merger and (b) the non-U.S. holder did not own more than 10% of the shares of Company Common Stock at any time during the one-year period ending on the date of the Merger, then the U.S. federal income tax consequences described in “-Taxable Sale of Shares of Company Common Stock Pursuant to the Merger” below would generally apply to such non-U.S. holder in lieu of the foregoing treatment. However, the shares of Company Common Stock are not, as of the date of this proxy statement, regularly traded on an established securities market.

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A non-U.S. holder may be entitled to a refund or credit against the non-U.S. holder’s U.S. tax liability, if any, with respect to any amount withheld pursuant to these rules, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Taxable Sale of Shares of Company Common Stock Pursuant to the Merger. To the extent a non-U.S. holder’s receipt of Merger Consideration in exchange for Company Common Stock is treated as a taxable sale of such shares (rather than a distribution attributable to gain recognized by the Company on its deemed sale of USRPIs, as described above), a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized from such sale unless:

o	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by the non-U.S. holder in the United States);

o	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of Company Common Stock in the Merger, and certain other requirements are met; or

o	the Company Common Stock constitutes a USRPI in the non-U.S. holder’s hands.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on such gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of Company Common Stock in the Merger, which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet, if a non-U.S. holder’s Company Common Stock constitutes USRPIs, any gain recognized by such holder in the Merger will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A non-U.S. holder’s Company Common Stock generally will not constitute USRPIs if either (i) the Company is a “domestically controlled qualified investment entity” at the Effective Time, or (ii) both (a) Company Common Stock is treated as regularly traded on an established securities market at the date of the Merger and (b) the non-U.S. holder has owned, actually and constructively, 10% or less of the Company Common Stock at all times during the shorter of (1) the five-year period ending with the Effective Time and (2) the non-U.S. holder’s holding period for the shares. A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly and indirectly by non-United States persons, subject to certain ownership rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” ownership generally will be determined by looking through certain pass-through entities and certain other entities. Notwithstanding the foregoing ownership rules (but subject to the discussion above that we believe that the shares of Company Common Stock are not, as of the date of this proxy statement, regularly traded on an established securities market), a person who at all applicable times holds less than 5% of a class of a REIT’s stock that is “regularly traded” on an established securities market in the United States is treated as a United States person unless the REIT has actual knowledge that such person (i) is not a United States person or (ii) in certain cases, is a foreign-controlled entity. The Company believes, but cannot guarantee, that it has been and currently is “domestically controlled” as of the date of this proxy statement, but no assurances can be given that the Company is qualified as or will continue to qualify as a “domestically controlled qualified investment entity” at the Effective Time.

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Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of Company Common Stock in the Merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, COMMON STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

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ADDITIONAL INFORMATION

SEC Reporting

1SO files periodic and current reports with the SEC pursuant to its ongoing reporting obligations as a Tier 2 Regulation A reporting company under Rule 257 of Regulation A, including Annual Reports on Form 1-K and Current Reports on Form 1-U. In connection with the Merger, 1SO has filed a Form 1-U with the SEC reporting the execution of the Merger Agreement. Following consummation of the Merger, 1SO will file a Form 1-Z with the SEC to terminate its Regulation A ongoing reporting obligations.

Where to Find Additional Information

1SO’s Form 1-K Annual Reports and Form 1-U Current Reports filed since the Company’s initial Regulation A offering are available at the SEC’s website at www.sec.gov or via a link thereto on 1SO’s website at https://streitwise.com/.

ANNEX A

Agreement and Plan of Merger

.

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TH ABIDE LLC,

a Delaware limited liability company,

1st STREIT OFFICE INC.,

a Maryland corporation

and, for purposes of Section 6.6,

The Members Named Herein

dated as of

November 9, 2026

Exhibit A            Form of Surviving Entity Certificate of Formation

Exhibit B             Form of Surviving Entity Limited Liability Company Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of November 9, 2026, is by and among TH ABIDE LLC, a Delaware limited liability company (“Buyer”), 1st stREIT Office Inc., a Maryland corporation (the “Company”) and, for purposes of Section 6.6, Jeffrey Karsh, an individual, and the Jeffrey Karsh Trust, U/A/D 11/9/2016 (the “Karsh Trust”), who together hold all of the outstanding membership interests of Buyer (together, the “Members”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Buyer and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Buyer, with Buyer being the surviving entity (the “Merger”), and each share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock” or “Shares”), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, Buyer is a newly formed Delaware limited liability company, all of the outstanding membership interests of which are held by the Karsh Trust (as to 99.95%) and by Jeffrey Karsh (as to 0.05%), and Buyer is, and at the Effective Time will be, classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) duly and validly authorized the execution and delivery of this Agreement and determined and declared the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) advisable and in the best interests of the Company and the Company’s stockholders, (b) directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders and (c) subject to Section 5.2, resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement (as defined below);

WHEREAS, the Members, constituting all of the members of Buyer, have duly and validly authorized the execution and delivery of this Agreement and declared that this Agreement, the Merger and the other Transactions are advisable and in the best interests of Buyer and its members;

WHEREAS, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

Article I.

THE MERGER

Section 1.1             The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Buyer, whereupon the separate existence of the Company will cease, with Buyer surviving the Merger (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the DLLCA.

Section 1.2             Closing. The closing of the Merger (the “Closing”) will take place by electronic exchange of documents and signatures at 9:00 a.m., Eastern Time, on the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Buyer. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3             Effective Time. On the Closing Date (unless another date is agreed to in writing by the Company and Buyer), the Company and Buyer shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Buyer under the MGCL or the DLLCA in connection with the Merger. The Merger shall become effective on such date and time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS, or at such subsequent date and time as may be agreed to by the Company and Buyer and specified in the Articles of Merger and the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4             Governing Documents. At the Effective Time, the certificate of formation and limited liability company agreement of Buyer, as in effect immediately prior to the Effective Time and in the forms attached hereto as Exhibit A and Exhibit B, respectively, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended, subject to Section 6.4(c), in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 1.5             Management and Officers of the Surviving Entity. The Surviving Entity shall be managed by its members in accordance with the limited liability company agreement attached hereto as Exhibit B. The officers of Buyer immediately prior to the Effective Time shall be and become the officers of the Surviving Entity as of the Effective Time.

Article II.

TREATMENT OF SECURITIES

Section 2.1             Treatment of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer or the holders of any securities of the Company or of Buyer:

(a)            Treatment of Company Common Stock.

(i)            Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(a)(ii)) shall automatically be converted into the right to receive in cash an amount per share of Company Common Stock equal to $7.00 without any interest thereon and subject to any applicable withholding Tax (the “Merger Consideration”). From and after the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such holder’s share(s) of Company Common Stock in accordance with Section 2.2, without interest thereon.

(ii)           Cancellation of Company Common Stock. All shares of Company Common Stock owned by Buyer or by any of its Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Treatment of Buyer Membership Interests. All membership interests of Buyer issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.

(c)           Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time.

Section 2.2             Payment for Securities; Surrender of Certificates.

(a)           Exchange Fund. Prior to the Effective Time, Buyer shall designate a party reasonably acceptable to the Company to act as the payment agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time on the Closing Date, Buyer shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1(a)(i) (the “Exchange Fund”). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Buyer; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (x) one (1) year after the Effective Time or (y) the full payment of the Exchange Fund.

(b)           Procedures for Surrender. Promptly after the Effective Time (but in no event later than two (2) business days after the Effective Time), Buyer shall cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Buyer and the Company may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Article II, without interest thereon.

(c)           Transfer Books; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)           Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Buyer (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Buyer or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof.

Section 2.3             Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions, including any remedy under Sections 3-201 et seq. of the MGCL and the Company Board has not determined and will not determine prior to the Effective Time that any such rights shall be available.

Section 2.4             Withholding. Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that Buyer, the Surviving Entity and the Paying Agent, as the case may be, shall be required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

Section 2.5             Tax Treatment. The Parties intend that for federal, and applicable state, income tax purposes the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Buyer in exchange for the Merger Consideration and assumption of the Company’s liabilities, followed by a distribution of the Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The Parties further acknowledge and agree that (a) because Persons other than the Company will continue to hold units of limited partnership interest in the Company Operating Partnership immediately after the Effective Time, the Company Operating Partnership will not terminate for U.S. federal income tax purposes as a result of the Merger, (b) with respect to the Company’s partnership interests in the Company Operating Partnership, the treatment described in the immediately preceding sentence constitutes a taxable sale of such partnership interests by the Company and a purchase of such partnership interests by Buyer, and (c) Buyer’s initial tax basis in such partnership interests will equal the sum of the portion of the Merger Consideration (and other applicable consideration) treated as paid therefor and Buyer’s allocable share of the liabilities of the Company Operating Partnership as determined under Section 752 of the Code, with the corresponding adjustments to the tax basis of the assets of the Company Operating Partnership to be made as provided in Section 6.8. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and with Section 6.8 (including the Allocation), and no Party shall take a position inconsistent with such treatment.

Article III.

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to (i) the disclosures set forth in the disclosure letter delivered by the Company to Buyer immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), and (ii) any information set forth in the Company’s reports, schedules, forms and statements filed with or furnished to the SEC on or after January 1, 2024 and publicly available at least two (2) business days prior to the date hereof (excluding any risk-factor disclosures, any disclosures in any “forward-looking statements” section and any other statements that are cautionary, predictive or forward-looking in nature), and then only to the extent the relevance of such information as an exception to a particular representation or warranty is reasonably apparent on the face of such disclosure. Each disclosure set forth in the Company Disclosure Letter shall qualify or modify the Section in this Agreement to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made.

Section 3.1             Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Buyer, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents and the Organizational Documents of each Company Subsidiary not filed as of the date hereof with the SEC. Each of the Company and each Company Subsidiary is in compliance with the terms of its respective Company Governing Documents and Organizational Documents.

Section 3.2             Capitalization.

(a)           As of the close of business on November 6, 2026, the authorized capital stock of the Company consists of (i) 900,000,000 shares of Company Common Stock, and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”), of which no shares of Company Preferred Stock and 1,798,167 shares of Company Common Stock are issued and outstanding and which constitute all of the issued and outstanding securities of the Company on the date of this Agreement. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right contained in the Company Governing Documents or in any material contract filed with the SEC. No dividends or other distributions on securities of the Company or any Company Subsidiary have been authorized by the Company Board or governing body of such Company Subsidiary or declared by the Company or such Company Subsidiary since October 30, 2026.

(b)           Except as permitted under this Agreement or as set forth in the Company Disclosure Letter, there are no issued, outstanding or reserved for issuance: (1) shares of stock, Indebtedness having general voting rights, or other voting securities or equity securities of the Company or any Company Subsidiary; (2) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of stock, Indebtedness having general voting rights, or other voting securities or equity securities of the Company or any Company Subsidiary; or (3) subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Indebtedness having general voting rights, or other voting securities of the Company or of any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement. All distributions deferred pursuant to that certain Amendment to the Partnership Agreement, dated as of December 13, 2022, have been paid in full, and no such deferred distributions, or other amounts in respect thereof, remain accrued or unpaid.

Section 3.3             Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the approval of the Merger by the Requisite Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Buyer, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

Section 3.4             Board Approvals. The Company Board, at a duly held meeting, has (i) duly and validly authorized the execution and delivery of this Agreement and declared the Merger advisable and in the best interests of the Company and its stockholders, (ii) directed that the Merger be submitted for consideration at the Special Meeting, and (iii) subject to Section 5.2, resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger and to include such recommendation in the Proxy Statement. The actions of the Company Board described in the foregoing clauses (i) through (iii) were duly authorized and approved by the affirmative vote of all of the directors of the Company who are “disinterested directors” (within the meaning of Section 2-419 of the MGCL) with respect to the Merger and the other Transactions, after disclosure to the Company Board of the material facts of the interests of Jeffrey Karsh and his affiliates in Buyer and in the Transactions, in accordance with Section 2-419(b)(1) of the MGCL.

Section 3.5             Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the Organizational Documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) any filings as may be required under the MGCL or the DLLCA in connection with the Merger, (ii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, or (iii) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Partnership Consent has been duly obtained and delivered to Buyer concurrently with the execution of this Agreement and is in full force and effect as of the date hereof.

Section 3.6             Information in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger or the Transactions (including any amendments or supplements thereto) and any annexes, schedules or exhibits thereto (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first distributed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Buyer or any affiliate of Buyer expressly for inclusion therein.

Section 3.7             Brokers; Expenses. No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company.

Section 3.8             Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, and to Buyer, the Members and their respective affiliates and associates in connection therewith, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

Section 3.9             Tax Protection Agreements; Partnership Elections. Neither the Company nor any Company Subsidiary is a party to, or has any liability under, any Company Tax Protection Agreement. No agreement, arrangement or understanding is in effect that would (a) prevent, restrict or condition the making or effectiveness of a valid election under Section 754 of the Code (or any corresponding provision of state or local Law) by the Company Operating Partnership or by any Company Subsidiary Partnership or Company Joint Venture that is treated as a partnership for U.S. federal income tax purposes, (b) require the use of any particular method under Section 704(c) of the Code with respect to any asset of any such entity or (c) otherwise restrict or impair the adjustments to the tax basis of the assets of any such entity under Section 743(b) of the Code (as allocated under Section 755 of the Code) in connection with the Transactions.

Section 3.10           No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to Buyer in connection with the Transactions; provided that nothing in this Section 3.10 or elsewhere in this Agreement shall limit any claim against, or the liability of, any Person in respect of fraud.

Article IV.

REPRESENTATIONS AND WARRANTIES
OF Buyer

Except as set forth in Buyer’s disclosure letter delivered to the Company immediately prior to the execution of this Agreement (the “Buyer Disclosure Letter”), Buyer represents and warrants to the Company as set forth in this Article IV. Each disclosure set forth in the Buyer Disclosure Letter shall qualify or modify the Section of this Agreement to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made.

Section 4.1             Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of Buyer to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2             Authorization; Validity of Agreement; Necessary Action. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary limited liability company action on the part of Buyer (including, a vote of members, if applicable) and no other limited liability company action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

Section 4.3             Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Buyer, the consummation by Buyer of the Transactions or compliance by Buyer with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Organizational Documents of Buyer, (b) require any filing by Buyer with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) any filings as may be required under the MGCL or the DLLCA in connection with the Merger, (ii) such filings with the SEC as may be required on behalf of Buyer in connection with this Agreement and the Merger, or (iii) such filings as may be required in connection with state and local transfer Taxes), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its Subsidiaries, or any of its properties or assets, except in the case of clause (b) or (c), such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of Buyer to perform its obligations under this Agreement, as the case may be, or prevent or delay the consummation of the Transactions.

Section 4.4             Litigation. There is no Legal Proceeding pending (or, to the knowledge of Buyer, threatened in writing) against or naming as a party thereto, Buyer, in each case, which would, individually or in the aggregate, impair in any material respect the ability of Buyer to perform its obligations under this Agreement, as the case may be, or prevent or delay the consummation of any of the Transactions. Buyer has not received any written notice indicating that there is any material investigation by a Governmental Entity pending or threatened against Buyer or any of its affiliates, and none of Buyer or any of its affiliates is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity, in each case, which would, individually or in the aggregate, impair in any material respect the ability of Buyer to perform its obligations under this Agreement, as the case may be, or prevent or delay the consummation of any of the Transactions.

Section 4.5             Information in the Proxy Statement. None of the information supplied by Buyer or any affiliate or Representative of Buyer, for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date distributed to the Company’s stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Buyer makes no representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.6             Ownership of Company Common Stock. Neither Buyer nor any of its affiliates is, nor at any time since December 31, 2024 has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. Neither Buyer nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Buyer nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock, except pursuant to this Agreement or as set forth in Section 4.6 of the Buyer Disclosure Letter.

Section 4.7             Sufficiency of Funds. Buyer has, or will have at the Closing, available sufficient funds necessary to (i) pay the Merger Consideration payable hereunder, (ii) refinance any existing indebtedness for borrowed money that may become due and payable as a result of the Merger, (iii) pay any and all fees and expenses in connection with the Merger or the financing thereof and (iv) satisfy any of its other payment obligations hereunder.

Section 4.8             Ownership and Operations of Buyer. The Karsh Trust (as to 99.95%) and Jeffrey Karsh (as to 0.05%) own beneficially and of record all of the outstanding membership interests of Buyer. No other Person owns any membership or other equity or voting interest in, or any right to acquire any equity interest in, Buyer. Buyer is a newly formed Delaware limited liability company that is, and at the Effective Time will be, classified as a partnership for U.S. federal income tax purposes, and no election has been made or will be made to treat Buyer as an association taxable as a corporation. Buyer was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.9             Brokers and Other Advisors. No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

Section 4.10           Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the payment of the Merger Consideration, and any other repayment or refinancing of debt that may be contemplated, assuming (a) satisfaction of the conditions to Buyer’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company or any Company Subsidiary set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all material respects), and payment of all related fees and expenses, the Surviving Entity will be Solvent. For purposes of this Section 4.10, the term “Solvent” with respect to the Surviving Entity means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Entity and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving Entity will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Buyer following such date; and (z) the Surviving Entity will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.11           Investigation; Limitation on Warranties. Buyer has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, Buyer has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries, and Buyer acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiaries, or any of their respective affiliates, stockholders, unit holders, controlling persons or Company representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally, except in the case of fraud. Buyer acknowledges and agrees that, without limiting any of the express representations and warranties set forth in Article III, neither the Company nor any Company Subsidiary makes any representations or warranties regarding the operating results of the Company or the Company Subsidiaries after the Closing.

Article V.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1             Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as set forth in Section 5.1 of the Company Disclosure Letter, (2) as contemplated by this Agreement, (3) as required by applicable Law or (4) as consented to in writing by Buyer (not to be unreasonably withheld, conditioned or delayed; provided that the consent of Buyer shall be deemed to have been given if Buyer does not object within seven (7) business days from the date on which request for such consent is provided by the Company to Buyer in accordance with Section 9.4 and specifically referencing this Section 5.1), the Company, (x) shall and shall cause the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, (y) shall maintain the Company’s status as a REIT, and (z) shall not, and shall cause each Company Subsidiary not to:

(a)           amend the Company Governing Documents in any material respect;

(b)           split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c)           declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary; except for (i) the declaration and payment of dividends or other distributions to the Company by any Company Subsidiary, (ii) the authorization and payment by the Company of dividends to the stockholders of the Company and by the Company Operating Partnership of distributions to the holders of units in the Company Operating Partnership, in the ordinary course at the rate of the Company’s last regular quarterly dividend, provided that any dividend or distribution declared or authorized prior to the Effective Time shall be paid in full prior to the Effective Time, and (iii) the authorization and payment of distributions with respect to the Company Joint Ventures pursuant to the terms and conditions of the applicable joint venture arrangement; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 5.1(c), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law;

(d)           redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests in the Company at a price greater than the Merger Consideration;

(e)           except as required by any Lease or other Contract, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

(f)           enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date hereof, would be a Company Material Contract), other than any termination or renewal in accordance with the terms of any existing Company Material Contract in the ordinary course of business;

(g)           settle or compromise (i) any material legal action, suit or arbitration proceeding, in each case made or pending against any Owned Real Property, the Company or any of the Company Subsidiaries, excluding any such matter relating to Taxes, or (ii) any material legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock, in each case, where the amount paid by the Company or any Company Subsidiary would exceed $250,000 individually or $500,000 in the aggregate, or that would impose any non-monetary relief binding on the Surviving Entity, any Company Subsidiary or any Owned Real Property after the Effective Time;

(h)           make any material change to its methods of accounting in effect at December 31, 2025, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(i)            enter into any new line of business;

(j)            enter into or modify any Company Tax Protection Agreement, make, change or revoke any Tax election (other than an election under Section 754 of the Code made or continued in accordance with Section 6.8), change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return or file a U.S. federal income Tax Return (or any corresponding state and/or local income Tax Return), enter into any closing agreement with respect to material Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund, offset or credit of Taxes; except, in each case (A) to the extent required by applicable Law, or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code, or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, as the case may be;

(k)           take any action that would reasonably be expected to cause the Company to fail to qualify as a REIT or be liable for any Taxes pursuant to Code Section 856(c)(7)(C), 857(b)(5), 857(b)(6), 857(b)(7), 857(f), 860(c), 4981 or 337(d);

(l)            adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(m)          sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, voting securities, equity interest or other security or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security; or

(n)           except in the ordinary course of business, authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

Section 5.2             Solicitation; Change in Recommendation.

(a)           Until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall and shall cause each of its Subsidiaries and their respective Representatives (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate a Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of facilitating, a Competing Proposal or (C) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.2(b)).

(b)           Notwithstanding anything to the contrary contained in Section 5.2(a), if prior to obtaining the Requisite Stockholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, (A) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board, or any committee thereof, determines in good faith that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall as promptly as practicable (and in any event within 24 hours) provide to Buyer any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Buyer or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal. The Company shall promptly notify Buyer if the Company furnishes non-public information and/or enters into discussions or negotiations as provided in this Section 5.2(b).

(c)           Prior to obtaining the Requisite Stockholder Approval, the Company shall keep Buyer reasonably informed of any material developments, discussions or negotiations regarding any Competing Proposal and upon the request of Buyer shall apprise Buyer of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Buyer in accordance with this Section 5.2.

(d)           Except as permitted by this Section 5.2(d) or Section 5.2(e), the Company Board shall not (i)(A) fail to recommend to its stockholders that the Requisite Stockholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or in a manner adverse to Buyer modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”). Notwithstanding anything to the contrary herein, prior to the time the Requisite Stockholder Approval is obtained, but not after, the Company Board (or committee thereof) may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Competing Proposal, if and only if, prior to taking such action, the Company Board (or committee thereof) has determined in good faith, as applicable, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with the Competing Proposal of any Person (1) the Company has given Buyer at least four (4) business days’ prior written notice of its intention to take such action (a “Determination Notice”), (2) the Company has disclosed to Buyer the material terms of such Superior Proposal, (3) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Buyer during such notice period, to the extent Buyer wishes to negotiate, to enable Buyer to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (4) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Buyer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (5) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Buyer an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least one (1) business day; provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company terminates this Agreement in accordance with Section 8.1 and the Company pays Buyer the applicable Company Termination Fee in accordance with Section 8.2(b) prior to or concurrently with such termination.

(e)           Other than in connection with a Superior Proposal (which shall be subject to Section 5.2(d)), prior to the time the Requisite Stockholder Approval is obtained, but not after, the Company Board in response to an Intervening Event, may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to Buyer, modify, the Company Board Recommendation (“Change of Recommendation”) if (A) the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) the Company shall have given Buyer a Determination Notice at least four (4) business days prior to making any such Change of Recommendation and, if desired by Buyer, during such four (4) business day period shall have negotiated, and caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Buyer so that a Change of Recommendation would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Change of Recommendation necessary, (2) the Company shall have given Buyer the four (4) business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Change of Recommendation would no longer be necessary, and (3) after giving effect to the proposals made by Buyer during such period, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law. The provisions of this Section 5.2(e) shall also apply to any material change to the facts and circumstances specified by the Company pursuant to clause (C)(1) above and require a new Determination Notice (provided that for the purposes of such subsequent Determination Notice, all references to “four (4) business days” shall be deemed to be “two (2) business days”).

(f)           Nothing in this Section 5.2 shall prohibit the Company Board from making any disclosure to the Company’s stockholders if the Company Board determines in good faith after consultation with outside counsel that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law or the Company Certificate or is otherwise required to be disclosed under applicable Law; provided that any disclosures permitted under this Section 5.2(f) that address the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Competing Proposal that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.

(g)           As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Buyer, its affiliates and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more; in each case, other than the Transactions.

(h)           As used in this Agreement, “Superior Proposal” shall mean any written Competing Proposal that the Company Board (or committee thereof) has determined, after consulting with the Company’s outside legal counsel and independent financial advisors, that if consummated, would reasonably be likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Buyer in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”

(i)            As used in this Agreement, “Intervening Event” shall mean an event, occurrence, fact or change that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company) occurring or arising after the date hereof that was not known or reasonably foreseeable to the Company Board as of the date hereof, which event, occurrence, fact or change becomes known to the Company Board prior to the Effective Time, other than any Competing Proposal.

Section 5.3             Proxy Statement. The Company shall, at its own cost and expense, prepare the Proxy Statement relating to the Merger and the transactions contemplated by this Agreement and shall use commercially reasonable efforts to cause the Proxy Statement to be distributed to the holders of Company Common Stock as promptly as reasonably practicable following the date of this Agreement. Buyer shall furnish to the Company the information relating to it reasonably required to be included in the Proxy Statement for the purpose of describing the Merger and the transactions contemplated by this Agreement. The Company (i) shall obtain and furnish such information reasonably required to be included in the Proxy Statement, (ii) shall provide Buyer with a reasonable opportunity to review and comment upon the Proxy Statement prior to its distribution to stockholders, (iii) shall consider in good faith any comments reasonably proposed by Buyer in the Proxy Statement, (iv) shall cause the Proxy Statement to be distributed to the Company’s stockholders at the earliest reasonably practicable date following the date of this Agreement and (v) shall use commercially reasonable efforts (subject to Section 5.2) to obtain the Requisite Stockholder Approval. If, at any time prior to the Special Meeting, any information relating to the Company, Buyer, any of their respective affiliates, this Agreement or the Transactions (including the Merger) should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be prepared by the Company and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Proxy Statement shall include disclosure in reasonable detail of the interests of the Company directors and officers and their respective affiliates in the Merger and the other Transactions, including the interests of Jeffrey Karsh and his affiliates as direct or indirect equity holders of Buyer and as holders of units of limited partnership interest in the Company Operating Partnership.

Section 5.4             Stockholder Approval. The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the initial purpose of obtaining the Requisite Stockholder Approval (the “Special Meeting”), and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by Section 5.2, the Company Board (or any committee thereof) shall continue to recommend that the Company’s stockholders vote in favor of the Merger and the Company shall use commercially reasonable efforts to obtain the Requisite Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.4, if, on a date for which the Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Special Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the Transactions.

Section 5.5             Conduct of Buyer. Buyer agrees that, from the date hereof to the Effective Time, it shall not (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger set forth in Article VII becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would reasonably be likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Buyer to consummate the Merger or the other transactions contemplated by this Agreement; provided that no action taken or omitted to be taken by Buyer that is expressly permitted by Section 6.2(e) shall constitute a breach of this Section 5.5.

Article VI.

ADDITIONAL AGREEMENTS

Section 6.1             Access; Confidentiality.

(a)           From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, upon reasonable prior notice, give Buyer, its officers, employees and their authorized Representatives, reasonable access during normal business hours to the books, records, offices and other facilities and properties of the Company, solely for purposes of furthering the transactions contemplated by this Agreement and in such a manner as to not interfere unreasonably with the business conducted by the Company and the Company Subsidiaries. The provisions of Section 9.15 shall apply to any information provided to Buyer pursuant to this Section 6.1. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client privilege of the Company (b) contravene any applicable Law or contractual restriction or (c) be for the purpose of allowing the Parties or their Representatives to collect samples of soil, air, groundwater or building materials. Prior to the Effective Time, Buyer shall not, and shall cause its affiliates not to, contact or otherwise communicate with parties with which the Company or any of its Subsidiaries has a business relationship regarding the business of the Company and its Subsidiaries or this Agreement and the transactions contemplated hereby without the prior written consent of the Company; provided, however, that Buyer and its Representatives may, without any such consent, contact and communicate with the lenders and any servicer under the Existing Loans in connection with the continuation or assumption of the Existing Loans and the satisfaction of the condition set forth in Section 7.2(d), and may, upon reasonable prior notice to the Company and with a representative of the Company afforded a reasonable opportunity to participate, contact tenants under the Leases in connection with estoppel certificates, subordination, non-disturbance and attornment agreements and other customary closing matters as may be required by the applicable lenders in connection with the continuation or assumption of the Existing Loans. For the avoidance of doubt, nothing in this Section 6.1(a) restricts communications by the Company’s property manager or its personnel in the ordinary course of performing property-management services under the existing management arrangements. The failure to comply with this Section 6.1(a) shall not affect any of the conditions set forth in Article VII.

(b)           The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Entity or Buyer, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Subsidiaries of Buyer, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay Buyer’s ability to consummate the Transactions.

Section 6.2             Consents and Approvals.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Buyer shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, waiting period terminations or expirations, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval, waiting period expiration or termination, or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.

(b)           In connection with and without limiting the foregoing, each of Buyer and the Company shall give (or shall cause to be given) any notices to any Person, and each of Buyer and the Company shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Merger. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings, or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions (which may be redacted (i) to remove references concerning the valuation of the Company, (ii) to remove confidential competitively sensitive business information, and (iii) as necessary to address attorney-client or other privilege). Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.2 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient party and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient party without the advance written consent of the party providing such materials. To the extent reasonably practicable, neither the Company nor Buyer shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions described herein without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(c)           Notwithstanding anything to the contrary in this Agreement in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger, none of the Company, any of the Company Subsidiaries, or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Effective Time. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that Buyer shall not be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to any order providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its affiliates or the Company or any of the Company Subsidiaries or (B) the imposition of any limitation or regulation on the ability of Buyer or any of its affiliates to freely conduct their business or own such assets.

(d)           Notwithstanding the foregoing, except as set forth in Article VII, the obtaining of any approval or consent from any Person pursuant to this Section 6.2 shall not be a condition to the obligations of the Parties to consummate the Merger.

(e)           Notwithstanding anything to the contrary in this Section 6.2, in connection with obtaining the consent described in Section 7.2(d), neither Buyer nor any of its affiliates shall be required to (i) agree to any material adverse modification of the terms of the Existing Loans (including any increase in the interest rate or spread, any material new reserve or escrow requirement or any principal paydown), (ii) pay any fee, cost or expense other than the assumption or transfer fees and lender expenses expressly required by the Existing Loan documents, or fees of its legal counsel in connection therewith, or (iii) provide any guaranty or indemnity other than customary non-recourse carveout guaranties and environmental indemnities from a creditworthy affiliate of Buyer.

Section 6.3             Publicity. So long as this Agreement is in effect, neither the Company nor Buyer, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Buyer in connection with the receipt and existence of a Competing Proposal and matters related thereto (including a Company Adverse Recommendation Change) or a Change of Recommendation; provided, further, each Party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Buyer and the Company in compliance with this Section 6.3.

Section 6.4             Directors’ and Officers’ Insurance and Indemnification.

(a)           Buyer shall, and shall cause the Surviving Entity and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible under applicable Law, under the Company Governing Documents or, if applicable, similar organizational documents or agreements of any Company Subsidiary (the “Company Organizational Documents”) in each case in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of the Company or any Company Subsidiary (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity or by reason of their service, as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b)           Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Effective Time, Buyer shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such or by reason of such Covered Person’s service, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by applicable Law, of an unsecured and interest free undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, Buyer shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation. In any event, Buyer shall timely notice all claims and circumstances under insurance policies of Buyer, or its affiliates that may cover Covered Persons either directly or would cover advancement and indemnification obligations owed to Covered Persons. Buyer shall cooperate with Covered Persons to effectively assert all claims under such policies.

(c)           For a period of six (6) years after the Effective Time, the certificate of formation and limited liability company agreement of the Surviving Entity and the organizational documents of any Company Subsidiary shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Organizational Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d)           For a period of six (6) years after the Effective Time, Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Buyer may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering each person currently covered by the Company’s directors’ and officers’ liability insurance policies with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Buyer shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Buyer at least five (5) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage).

(e)           In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(f)           The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, this Section 6.4 shall be enforceable by the Covered Persons (and their successors and heirs), and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons or terminated without the prior written consent of the Covered Persons affected thereby. The exculpation and indemnification provided for by this Section 6.4 shall not be deemed to be exclusive of any other rights to which a Covered Person is entitled, whether pursuant to applicable Law, contract or otherwise.

(g)           The Company shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Covered Person (and their successors and heirs) in enforcing the obligations provided for in this Section 6.4.

Section 6.5             Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6             Members’ Guaranty of Obligations of Buyer. The Members (1) shall, if, and only if, (a) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Buyer (other than those conditions that by their nature are to be satisfied at the Closing, but subject to each such condition being capable of being satisfied at the Closing) and (b) the Company stands ready, willing and able to consummate the Closing in accordance with this Agreement, make or cause to be made equity contributions to Buyer in an aggregate amount sufficient to enable Buyer to consummate the Merger, including to pay the aggregate amount of Merger Consideration payable pursuant to Section 2.1(a)(i) and all other amounts payable by Buyer at the Closing pursuant to this Agreement, and shall take all other action necessary to cause Buyer to perform its obligation to consummate the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (2) hereby guarantee to the Company the due and punctual payment of (a) the Buyer Termination Fee and the Company Expense Reimbursement, in each case if, as and when payable by Buyer pursuant to, and subject to the limitations, crediting provisions and other terms of, Section 8.2, and (b) any costs, expenses and interest payable by Buyer pursuant to Section 8.2(e) in connection with the collection or enforcement of the amounts described in the foregoing clause (a), together with the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company in enforcing its rights against the Members under this Section 6.6. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall the aggregate liability of the Members, collectively, under this Section 6.6 exceed the sum of the amounts described in clauses (2)(a) and (2)(b) of the immediately preceding sentence, and (ii) other than the obligations of the Members expressly set forth in clause (1) of this Section 6.6 (which are subject to the conditions set forth therein), nothing in this Section 6.6 shall constitute a guaranty by the Members of the payment of the Merger Consideration or of any other obligation or liability of Buyer under or in connection with this Agreement.

Section 6.7             Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its directors by security holders of the Company, the Company shall promptly notify Buyer of such litigation and shall keep Buyer informed on a reasonably current basis with respect to the status thereof. The Company shall give Buyer the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and/or settlement of any such litigation against the Company and/or its directors by security holders of the Company. No settlement with respect to such litigation shall be agreed to without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.8             Certain Tax Matters. (a) Section 754 Elections. The Company shall, and shall cause the Company Operating Partnership to, take all actions necessary to ensure that a valid election under Section 754 of the Code (and any corresponding provision of state or local Law) is in effect for each of the Company Operating Partnership and each Company Subsidiary Partnership and Company Joint Venture that is treated as a partnership for U.S. federal income tax purposes, in each case for the taxable year that includes the Closing Date, including, for any such entity for which such an election is not already in effect, by duly authorizing and executing prior to the Closing an election statement satisfying Treasury Regulations Section 1.754-1(b) to be included with the U.S. federal income Tax Return of such entity for the taxable year that includes the Closing Date. At or prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that the foregoing has been effected (including a copy of each such executed election statement or previously filed election). The Parties acknowledge that Buyer will be entitled to adjustments to the tax basis of the assets of the Company Operating Partnership (and of each other such entity) under Section 743(b) of the Code as a result of the Transactions, allocated in accordance with Section 755 of the Code and Treasury Regulations Section 1.755-1, and the Parties shall reasonably cooperate in the preparation of the computations, schedules and Tax Return disclosures necessary to give effect to such adjustments.

(b) Allocation. Buyer shall prepare an allocation of the Merger Consideration (together with the liabilities of the Company and the Company Subsidiaries treated as assumed for applicable income tax purposes and any other items properly treated as consideration) (i) for purposes of Sections 743(b) and 755 of the Code and Treasury Regulations Section 1.755-1, among the assets of the Company Operating Partnership and of each other entity described in clause (a) of this Section 6.8, applying the hypothetical-sale methodology on an asset-by-asset and property-by-property basis, and (ii) for purposes of Section 1060 of the Code and the Treasury Regulations thereunder (applying the residual method and, if applicable, IRS Form 8594), among any assets held directly by the Company other than its partnership interests in the Company Operating Partnership (collectively, the “Allocation”). The Allocation shall be based on the fair market values of the applicable assets, which shall be determined by Buyer by reference to one or more of broker opinions of value, income-capitalization (capitalization-rate) analyses, third-party appraisals or other customary valuation methodologies, and Buyer may, at its expense, obtain one or more appraisals and cost-segregation studies in support of the Allocation, including the allocation among land, buildings and improvements to real property, land improvements, tangible personal property described in Section 1245 of the Code and intangible assets (including in-place lease intangibles and above- and below-market lease intangibles). The Company shall reasonably cooperate with Buyer in the preparation of the Allocation, including by providing reasonable access to the books, records and personnel of the Company and the Company Subsidiaries. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar determination under applicable state or local Law), the Parties shall, and shall cause their respective affiliates to, prepare and file all Tax Returns in a manner consistent with this Section 6.8 and the Allocation and shall not take any position inconsistent therewith.

Article VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1             Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Buyer, and the Company, as the case may be, to the extent permitted by applicable Law:

(a)           Stockholder Approval. The Requisite Stockholder Approval shall have been obtained; and

(b)           Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

Section 7.2            Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are also subject to the satisfaction or waiver (in writing) by Buyer on or prior to the Closing Date of each of the following additional conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.3 shall be true and correct in all respects (except, in the case of Section 3.2(a), for de minimis errors) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein), in each case, as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except in the case of clause (ii), where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Buyer shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b)           Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)           No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d)           Other Consents and Approvals. The consents, approvals and other agreements set forth in Section 7.2(d) of the Company Disclosure Letter shall have been obtained or executed, as applicable, including without limitation, that the lender (and, if applicable, any servicer) under the Existing Loans shall have consented in writing to the Merger and the other Transactions, including the continuation or assumption of the Existing Loans by the Surviving Entity and its Subsidiaries and the resulting direct or indirect change of control of the borrowers thereunder, (i) without any material adverse modification of the terms of the Existing Loans or the documents evidencing or securing the Existing Loans (including any increase in the interest rate or spread, any material new or increased reserve or escrow requirement or any principal paydown), (ii) without requiring the payment of any fee, cost or expense other than the assumption or transfer fees and lender expenses expressly required by the documents evidencing or securing the Existing Loans and (iii) without requiring any guaranty or indemnity other than customary non-recourse carveout guaranties and environmental indemnities from a creditworthy affiliate of Buyer, and such consent shall be in full force and effect as of the Closing.

(e)           Damage to Owned Real Property. Since the date of this Agreement, the Owned Real Property shall not have been subject to any damage or destruction from any weather conditions or natural disaster where the aggregate amount of such damages, after any expected insurance recovery, but excluding any deductibles under any insurance policy, is in excess of $10,000,000.

(f)            FIRPTA Certificate. The Company shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that the Company is not a “foreign person” as defined in Code Section 1445.

(g)           Section 754 Elections. The Company shall have delivered to Buyer the evidence of the elections under Section 754 of the Code required by Section 6.8(a).

Section 7.3            Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions. The Company shall have received a certificate signed on behalf of Buyer by a duly authorized executive officer of Buyer to the foregoing effect.

(b)           Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Buyer by a duly authorized executive officer of Buyer to such effect.

Article VIII.

TERMINATION

Section 8.1            Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) as follows:

(a)           by mutual written consent of Buyer and the Company;

(b)           by either Buyer or the Company, prior to the Effective Time, if there has been a breach or failure to perform in any material respect by the other Party or Parties of any of their respective representations, warranties, covenants or agreements set forth in this Agreement or if any representation or warranty of the other Party or Parties shall have become untrue, which breach or failure to perform or to be true (i) shall result in any of the applicable conditions in Article VII not being satisfied or (ii) in the case of a breach by Buyer, that would reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to perform its obligations under this Agreement, or to consummate the Merger and the other Transactions, and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (y) two (2) business days before the Outside Date; provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c)           by either Buyer or the Company, if the Effective Time shall not have occurred by 11:59 p.m. (Eastern Time) on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date; provided, further, however, that if a Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Outside Date has not yet passed, and the Outside Date occurs during the pendency of such action, the Outside Date shall automatically be extended by the amount of time during which such action is pending, plus ten (10) business days;

(d)           by the Company, prior to the receipt of the Requisite Stockholder Approval, if the Company Board adopts, approves, endorses or recommends and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 5.2, but only so long as the Company pays, promptly following the entry into such definitive agreement, an amount in cash equal to the Company Termination Fee to Buyer in accordance with Section 8.2(b);

(e)           by the Company, prior to the receipt of the Requisite Stockholder Approval, if the Company Board shall have effected a Company Adverse Recommendation Change or Change of Recommendation in response to an Intervening Event, but only so long as the Company pays, simultaneously with such termination, an amount equal to the Company Termination Fee to Buyer;

(f)           by Buyer at any time prior to the receipt of the Requisite Stockholder Approval, if the Company Board shall have effected a Company Adverse Recommendation Change or Change of Recommendation;

(g)           by either the Company or Buyer if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions;

(h)           by either the Company or Buyer, if the Requisite Stockholder Approval is not obtained at the Special Meeting upon a vote taken thereon; or

(i)            by the Company if (A) all of the conditions to the Closing contained in Section 7.1 and Section 7.2 have been and remain satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived in writing by Buyer as of the date the Closing was required to have occurred pursuant to Section 1.2, (B) the Company has delivered written notice to Buyer that all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.3 in order to promptly consummate the Merger and (C) the Merger shall not have been consummated within three (3) business days after the delivery of such notice; provided, that notwithstanding anything in this Agreement to the contrary, no Party shall be permitted to terminate this Agreement prior to the end of the third (3rd) business day following delivery of such notice.

Section 8.2             Effect of Termination.

(a)           In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto (or any Representatives thereof) except that Section 6.6, this Section 8.2, and Section 9.1 through Section 9.17 and the definitions of all defined terms appearing in such sections shall survive any such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liability or damages were the result of fraud or the willful or intentional breach by another party of any of its covenants or agreements set forth in this Agreement.

(b)           In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(d) or Section 8.1(e) then, in any such event, the Company shall pay as directed by Buyer the applicable Company Termination Fee by wire transfer of same day funds. As used herein, “Company Termination Fee” shall mean a cash amount equal to $125,000.

(c)           In addition, the Company agrees that if this Agreement is terminated by Buyer pursuant to Section 8.1(b), or is otherwise validly terminated pursuant to Section 8.1(c) by the Company or Buyer at a time when this Agreement was terminable by Buyer pursuant to Section 8.1(b), then the Company shall pay, within two (2) business days of such termination, to Buyer the Buyer Expense Reimbursement in immediately available funds to an account designated by Buyer at the time of such termination.

(d)           If this Agreement is terminated by the Company pursuant to Section 8.1(b), or is otherwise validly terminated pursuant to Section 8.1(c) by the Company or Buyer at a time when this Agreement was terminable by the Company pursuant to Section 8.1(b), then Buyer shall pay within two (2) business days of such termination, to the Company or its designees the Company Expense Reimbursement in immediately available funds to an account designated by the Company at the time of such termination. If this Agreement is terminated by the Company pursuant to Section 8.1(i), or is otherwise validly terminated pursuant to Section 8.1(c) by the Company or Buyer when terminable pursuant to Section 8.1(i), then Buyer shall pay to the Company or its designees, promptly (but in any event no later than two (2) business days) after the date of such termination, an amount equal to $125,000 (the “Buyer Termination Fee”), in immediately available funds to an account designated by the Company at the time of such termination.

(e)           Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Company Termination Fee, the Buyer Termination Fee, the Buyer Expense Reimbursement and the Company Expense Reimbursement are not penalties, but rather are liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Company Termination Fee or the Buyer Expense Reimbursement is payable or the Company in instances when the Buyer Termination Fee or the Company Expense Reimbursement is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.11, Buyer’s right to receive payment of the Company Termination Fee or the Buyer Expense Reimbursement from the Company, as the case may be, shall be the sole and exclusive remedy of Buyer against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, unit holders, managers, members, affiliates or agents (the “Company Related Parties”) for the losses or damages suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise. Upon payment of the Company Termination Fee, or the Buyer Expense Reimbursement, none of the Company, any of its Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations that survive a termination of this Agreement in accordance with Section 8.2(a). Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.11, the Company’s right to receive payment of the Buyer Termination Fee or the Company Expense Reimbursement from Buyer shall be the sole and exclusive remedy of the Company and the Company Related Parties against Buyer and each of its respective Subsidiaries and any of its respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents (the “Buyer Related Parties”) for damages or losses suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise. Upon payment of the Buyer Termination Fee or the Company Expense Reimbursement, none of Buyer and each of its Subsidiaries and any Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations that survive a termination of this Agreement in accordance with Section 8.2(a). In the event that the Company shall fail to pay the Company Termination Fee, or the Buyer Expense Reimbursement when due or Buyer shall fail to pay the Buyer Termination Fee or the Company Expense Reimbursement when due, the Company or Buyer, as the case may be, shall reimburse the Party due such payment for all reasonable costs and expenses actually incurred or accrued by such other Party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2. Further, if the Company or Buyer, as the case may be, fails to timely pay any amount due pursuant to this Section 8.2, and, in order to obtain the payment, Buyer or the Company, as the case may be, commences a suit which results in a judgment against the Party owing such payment for the payment set forth in this Section 8.2, such paying party shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f)            The Parties hereto acknowledge and hereby agree that in no event shall any Party be required to pay a Termination Payment on more than one (1) occasion, whether or not a Termination Payment may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events; provided that (i) any Buyer Expense Reimbursement previously paid by the Company shall be credited against, and shall not preclude the subsequent payment of, any Company Termination Fee that becomes payable pursuant to Section 8.2(b), and (ii) any Company Expense Reimbursement previously paid by Buyer shall be credited against, and shall not preclude the subsequent payment of, any Buyer Termination Fee that becomes payable pursuant to Section 8.2(d).

(g)           The following provisions apply in the event Buyer pays the Buyer Termination Fee.

(i)             In the event that Buyer is obligated to pay the Buyer Termination Fee, the amount payable to the Company in any taxable year of the Company will not exceed the lesser of (x) the Buyer Termination Fee and (y) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant taxable year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Company had income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company’s independent accountants (the “Maximum Amount”), plus (B) in the event the Company receives either (1) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below in Section 8.2(g)(ii) or (2) an opinion from the Company’s outside counsel as described below in Section 8.2(g)(ii), an amount equal to the excess of the Buyer Termination Fee, less the total amount paid under clause (A) above.

(ii)            To secure Buyer’s obligation to pay the Buyer Termination Fee, Buyer shall deposit into escrow an amount in cash equal to the Buyer Termination Fee with an escrow agent selected by Buyer on such terms (subject to this Section 8.2(g)) as shall be mutually agreed upon by Buyer, the Company and the escrow agent. The deposit into escrow of the Buyer Termination Fee pursuant to this Section 8.2(g) will be made at the time Buyer is obligated to pay the Company such amount pursuant to Section 8.2 by wire transfer of immediately available funds. The escrow agreement will provide that the Buyer Termination Fee in escrow or any portion thereof will not be released to the Company unless the escrow agent receives any one or combination of the following: (x) a letter from the Company’s independent accountants indicating the Maximum Amount, in which case the escrow agent shall release such amount to the Company, or (y) a letter from the Company’s counsel indicating that (A) the Company received a ruling from the IRS holding that the receipt by the Company of the Buyer Termination Fee would either constitute Qualifying Income and/or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Buyer Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Buyer Termination Fee to the Company.

(iii)           Buyer agrees to amend this Section 8.2(g) at the reasonable request of the Company in order to (x) maximize the portion of the Buyer Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in Section 8.2(g)(ii) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in Section 8.2(g)(ii). Any amount of the Buyer Termination Fee that remains unpaid as of the end of a taxable year will be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.2(g). Any costs and expenses of the escrow agent shall be borne solely by the Company.

Article IX.
MISCELLANEOUS

Section 9.1             Amendment and Modification; Waiver.

(a)           Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the Parties (by action taken by their respective boards of directors or equivalent governing bodies); provided, however, that after the approval of the Merger by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)           At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2             Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3             Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Merger or any other Transaction is consummated. The Company shall pay the amount of any documentary, sales, use, loan transfer, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs at or prior to the Effective Time together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions. For the avoidance of doubt, the foregoing includes any such Taxes, fees or costs imposed by any state, county or local Governmental Entity by reason of the Merger or the Transactions being treated as a direct or indirect transfer of, or of a controlling interest in, any Owned Real Property. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents relating to any such Taxes and shall cooperate in attempting to minimize the amount of any such Taxes.

Section 9.4             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by email (notice deemed given upon transmission if no automated notice of non-delivery is received, with a confirmation copy by one of the other permitted methods) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) (provided that any notice received by email or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Buyer, to:

TH Abide LLC
9595 Wilshire Blvd., #800

Beverly Hills, CA 90212
Attention: Jeffrey Karsh
Email: jkarsh@tryperion.com

with a copy to (which shall not constitute notice):

Monument Legal Group, LLP
Attention: Will Brien
Email: willbrien@monumentllp.com

and

if to the Company, to:

1st stREIT Office Inc.
9595 Wilshire Blvd., #800
Beverly Hills, CA 90212
Attention: Kyle Schulman
Email: kschulman@tryperion.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: John T. Haggerty, Esq.
Email: jhaggerty@goodwinlaw.com

and

Adler & Stachenfeld LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Brian A. Blitz, Esq.
Email: bblitz@adstach.com

Section 9.5             Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in Section 9.15.

“business days” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.

“Buyer Expense Reimbursement” means an amount equal to Buyer’s actual out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $75,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the Articles of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Expense Reimbursement” means an amount equal to the Company’s actual out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $75,000.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Joint Venture” means any Company Subsidiary of which the Company does not, directly or indirectly, own 100% of the issued and outstanding membership interests or other equity interests; provided, however, the foregoing shall not include the Company Operating Partnership.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on (i) the ability of the Company to consummate the Transactions on or before the Outside Date, or (ii) the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions, (b) conditions (or changes therein) in the industry or industries in which the Company operates, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, (d) any change in GAAP or interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity, (f) any actions taken, or the failure to take any action, pursuant to or in accordance with the terms of this Agreement or at the written request or with the written consent of Buyer and any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship, including as a result of the identity of Buyer, (g) the identity of Buyer, (h) any exercise by joint venture partners of the Company or a Company Subsidiary pursuant to any existing purchase rights, options or other similar rights, (i) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), provided, however, that this clause (i) will not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results or metrics for any period, (j) Effects arising out of or relating to changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, outbreak, epidemic or other health crisis, or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (k) any reduction in the credit rating of the Company or the Company Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (l) any action by Buyer or any of its affiliates or Representatives, except in each case with respect to clauses (a), (b), (c), (d), (e), and (j) of this definition, to the extent disproportionately adversely affecting the Company and the Company Subsidiaries taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate.

“Company Material Contract” means a Contract in effect as of the date hereof to which the Company or any Company Subsidiary is a party that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC).

“Company Operating Partnership” means 1st stREIT Office Operating Partnership LP, a Delaware limited partnership.

“Company Subsidiary” means each Subsidiary (as defined herein) of the Company.

“Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

“Company Tax Protection Agreement” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, and/or (C) only dispose of assets in a particular manner.

“Contract” shall mean any legally binding agreement, contract, understanding, undertaking, subcontract, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement, or other instrument.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Evaluation Material” means all information (whether written, verbal, electronic, visual or otherwise) concerning the Company, its businesses, financial condition, operations, assets and/or liabilities (whether prepared by the Company, its advisors or otherwise) that has been or will be furnished to Buyer or any of its Representatives by or on behalf of the Company or any of its Representatives, and includes all data, documents, agreements, files, reports, interpretations, forecasts, business plans and records, financial or otherwise, and other materials concerning the Company, that the Company or any of its Representatives have provided or will provide to Buyer as well as all notes, analyses, compilations, studies, interpretations or other documents prepared by Buyer or its Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to Buyer or its Representatives. “Evaluation Material” does not include information that (I) is or becomes generally available to the public (other than as a result of Buyer or its Representatives directly or indirectly disclosing such information in violation of Section 9.15), and/or (II) is independently known to Buyer, the Members or their respective affiliates other than through disclosure by or on behalf of the Company in connection with the Transactions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Loans” means the loans set forth in Section 7.2(d) of the Company Disclosure Letter, together with all promissory notes, mortgages, deeds of trust, guaranties (including any guaranty by the Company) and other documents evidencing or securing such loans.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and distribution of the Proxy Statement, the solicitation of stockholder proxies and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“GAAP” means United States Generally Accepted Accounting Principles.

“Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances or letters of credit, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“knowledge” will be deemed to be, as the case may be, the actual knowledge, without the requirement of independent investigation, of (i) the individuals set forth on Section 9.5 of the Buyer Disclosure Letter with respect to Buyer, or (ii) the individuals set forth on Section 9.5 of the Company Disclosure Letter with respect to the Company.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Leases” means all of the Company’s, Company Subsidiaries’, and Company Joint Ventures’ right, title and interest in the existing real property leases and subleases entered into by the Company, any of the Company Subsidiaries, or any Company Joint Venture, as lessor or sublessor, including any amendments, modifications, supplements, renewals, exercise of options and extensions related to such leases and subleases, and all collateral securing the Leases, including without limitation all security deposits, letters of credit and guaranties.

“Legal Proceeding” means any claim, action, proceeding or investigation.

“Organizational Documents” means all charters, the bylaws, the partnership agreements, certificates of formation, limited liability company agreements, or similar organizational documents or governing documents or agreements of any Person.

“Outside Date” means May 10, 2027; provided that if, on such date, all conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing) except the condition set forth in Section 7.2(d), either Buyer or the Company may, by written notice to the other, extend the Outside Date by thirty (30) days on one occasion only.

“Owned Real Property” means the land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is owned by the Company, a Company Subsidiary or a Company Joint Venture.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of September 13, 2017, as amended by that certain Amendment thereto, dated as of December 13, 2022, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Partnership Consent” means the irrevocable written consent of a “Majority in Interest of the Outside Limited Partners” (as defined in the Partnership Agreement), in form and substance reasonably satisfactory to Buyer, (i) consenting to and approving, for all purposes of the Partnership Agreement (including Section 11.2 thereof), this Agreement, the Merger and the other Transactions, (ii) consenting to the succession by the Surviving Entity to all of the partnership interests in the Company Operating Partnership held by the Company immediately prior to the Effective Time and to the admission of the Surviving Entity as the sole general partner of the Company Operating Partnership from and after the Effective Time, with the Company Operating Partnership continuing without dissolution, and (iii) acknowledging that the units of limited partnership interest in the Company Operating Partnership held by the limited partners thereof shall remain outstanding, shall not be affected by the Merger and shall not entitle any holder thereof to receive any consideration in respect of the Merger.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, when used with respect to Buyer or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Buyer or the Company, as applicable, and its Subsidiaries.

“Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting on the Merger.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least 50% of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner, sole manager, managing member or the equivalent.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Payment” means, as applicable the Company Termination Fee, the Company Expense Reimbursement, the Buyer Expense Reimbursement and the Buyer Termination Fee payable pursuant to Section 8.2.

“Treasury Regulation” means any Treasury Regulations (including temporary regulations) promulgated by the United States Department of the Treasury with respect to the Code, as amended.

Section 9.6             Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Allocation”	Section 6.8(b)
“Articles of Merger”	Section 1.3
“Base Premium”	Section 6.4(d)
“Book-Entry Shares”	Section 2.2(b)
“Buyer”	Preamble
“Buyer Disclosure Letter”	Article IV
“Buyer Related Parties”	Section 8.2(e)
“Buyer Termination Fee”	Section 8.2(d)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.2(e)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.2(d)
“Company Adverse Recommendation Change”	Section 5.2(d)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Organizational Documents”	Section 6.4(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Related Parties”	Section 8.2(e)
“Company Termination Fee”	Section 8.2(b)
“Competing Proposal”	Section 5.2(g)
“Covered Persons”	Section 6.4(a)
“Determination Notice”	Section 5.2(d)
“DLLCA”	Recitals
“Effective Time”	Section 1.3
“Enforceability Exceptions”	Section 3.3
“Exchange Fund”	Section 2.2(a)
“Governmental Entity”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“Intervening Event”	Section 5.2(i)
“Karsh Trust”	Preamble
“Maximum Amount”	Section 8.2(g)(i)
“Members”	Preamble
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)(i)
“MGCL”	Recitals
“Party(ies)”	Preamble
“Paying Agent”	Section 2.2(a)
“Proxy Statement”	Section 3.6
“Qualifying Income”	Section 8.2(g)(i)
“SDAT”	Section 1.3
“SEC”	Section 3.5
“Shares”	Recitals

“Solvent”	Section 4.10
“Special Meeting”	Section 5.4
“Superior Proposal”	Section 5.2(h)
“Surviving Entity”	Section 1.1
“Takeover Statutes”	Section 3.8
“Transactions”	Recitals

Section 9.7             Interpretation. When a reference is made in this Agreement to Articles, Sections, clauses, subclauses, Exhibits or Schedules, such reference shall be to an Article Section, clause, subclause, Exhibits or Schedules of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to this Agreement are to this Agreement, and the Exhibits, Schedules and the Company Disclosure Letter to it, taken as a whole. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. References to a Person are also to its permitted successors and assigns. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or regulation defined or referred to herein, any applicable Law referred to herein, or any agreement (including this Agreement) or instrument that is referred to herein means such statute, regulation, applicable Law, agreement or instrument as from time to time amended, modified, supplemented, or replaced, and, in the case of statutes, include any rules and regulations promulgated under such statute (including in the case of statutes or regulations by succession of comparable successor statutes or regulations, as applicable). Any reference to a Governmental Entity shall be deemed to include any successor to such Governmental Entity. References to the terms “dollars,” “cents” and “$” mean U.S. Dollars and Cents. The Parties agree that they have been separately represented by independent counsel of their own choosing during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The phrases “provided,” “delivered” or “made available,” when used herein, includes information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the parties or documents or other information available in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC) in each case, on or prior to the date hereof.

Section 9.8             Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9             Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the Buyer Disclosure Letter and each Exhibit or Annex attached hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article II (which, from and after the Effective Time shall be for the benefit of holders of Company Common Stock immediately prior to the Effective Time), and Section 6.4 (which, from and after the Effective Time shall be for the benefit of the Covered Persons, and their successors and heirs).

Section 9.10          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the terms and conditions of this Agreement are fulfilled to the extent possible.

Section 9.11          Specific Performance. The Parties acknowledge and agree that the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party hereto could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at Law or in equity (including monetary damages), at any time prior to the termination of this Agreement pursuant to Article VIII, such Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.12          Governing Law; Jurisdiction.

(a)           This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)           All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement or any ancillary agreement related hereto brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding shall only be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding and (f) agrees, with respect to any action or proceeding filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4.

Section 9.13           Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14           Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Buyer may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Buyer. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.15           Confidentiality.

(a)           Buyer shall, and shall cause its Representatives to: (i) use the Evaluation Material solely for the purpose of evaluating the Transactions, (ii) keep the Evaluation Material confidential and not disclose any of it to any person in any manner, and (iii) not use the Evaluation Material directly or indirectly, in any way detrimental to the Company or its affiliates.

(b)           Nevertheless, (i) Buyer may disclose Evaluation Material to which the Company gives its prior written consent, (ii) Buyer may disclose such information to its Representatives who need to know such information for the sole purpose of assisting it in connection with the Transactions if Buyer advises such Representatives of the confidentiality obligations that attach to the Evaluation Material, and (iii) Buyer may disclose that information which, on the advice of its counsel, is required to be disclosed by Law, provided that the requirement or demand is not caused by any act of Buyer or its Representatives in violation of this Section 9.15, but in such case only in accordance with the specifications delineated in Section 9.15(c) below. Buyer will be responsible for any violations of this Section 9.15 by any of its Representatives.

(c)           If Buyer or its Representatives are required by Law to disclose any of the Evaluation Material, Buyer shall promptly notify the Company in writing of any such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9.15. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Buyer or any of its Representatives are nonetheless, on the advice of counsel, required by Law to disclose Evaluation Material, Buyer or its Representative may disclose to the applicable tribunal or regulatory authority only that portion of the Evaluation Material which such counsel advises is legally required to be disclosed (and any such disclosure will be made only to such persons to whom such counsel advises such information is legally required to be disclosed), provided that Buyer exercises commercially reasonable efforts (at its sole cost and expense) to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

(d)           Upon termination of this Agreement, Buyer shall, at Buyer’s election, promptly either deliver to the Company or destroy all documents furnished to Buyer or its Representatives by or on behalf of the Company pursuant hereto without keeping any copies, in whole or part; provided that Buyer and its Representatives (i) may retain copies of Evaluation Material to the extent required by applicable Law or by bona fide internal compliance or document-retention policies, and (ii) shall not be required to erase or destroy electronic copies created pursuant to automated backup or archival systems, in each case subject to the continuing confidentiality obligations of this Section 9.15. Upon termination of this Agreement, Buyer shall destroy and not retain all other Evaluation Material prepared by Buyer or its Representatives including any copies, and Buyer shall deliver to the Company a certification in writing stating that it has complied with all of the requirements of this Section 9.15(d). Notwithstanding the return or the destruction of the Evaluation Material, Buyer and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

Section 9.16           No Recourse. Notwithstanding anything to the contrary in this Agreement (other than as expressly set forth in this Section 9.16), this Agreement may be enforced only against, and any claim, action or proceeding based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement (whether at Law or in equity, and whether in contract, in tort or otherwise) may be brought only against, the Persons that are expressly named as parties to this Agreement, and then only with respect to the specific obligations of such party set forth in this Agreement. No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, unit holder, trustee, affiliate, agent, attorney or other Representative of any party to this Agreement, or of any affiliate of any party to this Agreement, in each case in its, his or her capacity as such, shall have any liability (whether at Law or in equity, and whether in contract, in tort or otherwise) for any obligation or liability of any party under this Agreement or for any claim, action or proceeding based upon, arising out of or related to this Agreement, the negotiation, execution or performance of this Agreement or the Transactions (including the Merger). Nothing in this Section 9.16 shall limit or otherwise affect (i) the obligations and liabilities of the Members expressly set forth in Section 6.6, (ii) the rights of the Covered Persons expressly set forth in Section 6.4 or (iii) any claim against, or the liability of, any Person in respect of fraud.

Section 9.17           Tax Advice. Neither Buyer nor its advisors, on the one hand, nor the Company or its respective advisors, on the other hand, make any representations or warranties to the other regarding the Tax treatment of the Merger or any other Transaction, and each of the Parties acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement.

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IN WITNESS WHEREOF, Buyer, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TH ABIDE LLC,
a Delaware limited liability company

By
Name:
Title:

1st STREIT OFFICE INC.,
a Maryland corporation

By
Name:
Title:

For Purposes of Section 6.6

JEFFREY KARSH, an individual

Name: Jeffrey Karsh

JEFFREY KARSH TRUST U/A/D 11/9/2016

Name: Bruce Karsh
Title: Trustee